Exhibit 2.1

EQUITY PURCHASE AGREEMENT

Among

CINCINNATI BELL TECHNOLOGY SOLUTIONS INC.,

CINCINNATI BELL INC.,

CY-ONE PARENT LLC,

CY-ONE HOLDINGS LLC,

THE INTERESTHOLDERS OF CY-ONE HOLDINGS LLC,

and

CYRUS NETWORKS, LLC

Dated as of May 12, 2010

i

		Page

ARTICLE XII

Miscellaneous

SECTION 12.01.	Survival of Representations and Covenants	58
SECTION 12.02.	Notices	58
SECTION 12.03.	Interpretation	59
SECTION 12.04.	Counterparts	59
SECTION 12.05.	Severability	60
SECTION 12.06.	Entire Agreement; No Third-Party Beneficiaries	60
SECTION 12.07.	GOVERNING LAW	60
SECTION 12.08.	Assignment	60
SECTION 12.09.	Consent to Jurisdiction	61
SECTION 12.10.	WAIVER OF JURY TRIAL	61
SECTION 12.11.	Enforcement	61
SECTION 12.12.	Further Assurances	61

ANNEXES
Annex I	Index of Defined Terms

EXHIBITS
Exhibit A	Interestholders
Exhibit B	Form of Escrow Agreement

EQUITY PURCHASE AGREEMENT dated as of May 12, 2010 (this “Agreement”), by and among CINCINNATI BELL TECHNOLOGY SOLUTIONS INC., a Delaware corporation (“Buyer”), CINCINNATI BELL INC., an Ohio corporation (“Parent”), CY-ONE PARENT LLC, a Delaware limited liability company (“Direct Seller”), CY-ONE HOLDINGS LLC, a Delaware limited liability company (“Holdco” and, together with Direct Seller, the “Seller Entities”), the holders of membership interests in Holdco listed on Exhibit A hereto (collectively, the “Interestholders”), and CYRUS NETWORKS, LLC, a Delaware limited liability company (the “Company”).

WHEREAS Direct Seller is the record and beneficial owner of 100% of the membership interests in the Company (the “Interests”);

WHEREAS Buyer desires to purchase from Direct Seller, and Direct Seller desires to sell to Buyer, all of the Interests owned by Direct Seller upon the terms and conditions, and for the consideration, set forth in this Agreement (the “Equity Purchase”);

WHEREAS Buyer, Direct Seller, Holdco (on its own behalf and as the initial Interestholder Representative), and the Escrow Agent shall enter into an Escrow Agreement to be effective at and subject to the occurrence of the Closing; and

WHEREAS in connection with the execution of this Agreement and as a condition to the willingness of Buyer to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain employees of the Company have entered into new agreements with the Company which will supersede their existing employment agreements, as applicable, with Holdco or any of its Subsidiaries (the “Employment Agreements”), each of which provides that it shall become effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Equity Purchase

SECTION 1.01. The Equity Purchase. On the terms and subject to the conditions of this Agreement, at the Closing, Direct Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Direct Seller, all the right, title and interest as of the Closing of Direct Seller in, to and under the Interests for an aggregate purchase price of $525,000,000 (the “Purchase Price”), payable as set forth in Section 2.01 and subject to adjustment as set forth in Section 2.02 (the Purchase Price, as so adjusted, the “Final

Purchase Price”). Parent shall provide or cause to be provided to Buyer on a timely basis the funds necessary to pay for any payment obligations of Buyer provided for in this Agreement and hereby guarantees the obligations of Buyer arising under this Agreement. The foregoing guaranty shall constitute a guaranty of performance and not merely a guaranty of payment.

SECTION 1.02. Definitions.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“At-Will Employment Agreement” means any oral Contract providing for employment that (a) is terminable at will by the employing party and (b) does not provide for severance or other benefits upon termination other than those required by Law and those that are not in excess of such benefits generally provided by the Company and its Subsidiaries.

“business day” means any day other than a Saturday or Sunday, on which banks in New York, New York and Boston, Massachusetts are open for the conduct of their commercial banking business.

“Capital Expenditures Amount” means, with respect to any capital expenditures, any cash payments made by the Company and its Subsidiaries on and after January 1, 2010 and prior to the Closing. Capital Expenditures Amount shall not include any amounts included in Current Assets.

“Change of Control Payments” means the aggregate amount of all change of control, bonus, termination, severance or other similar payments that are (a) payable by the Company or any of its Subsidiaries to any Person or (b) payable by Direct Seller or Holdco to any Participant, in each case as a result of or in connection with the Equity Purchase or any of the other transactions contemplated by this Agreement (alone or in combination with any other event), together with the employer-paid portion of any employment and payroll taxes related thereto, whether accrued, incurred or paid prior to, at or after the Closing; provided that Change of Control Payments will not include any payment that constitutes a Transaction Fee.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means Intellectual Property owned, filed by or licensed to the Company or any of its Subsidiaries or the Seller Entities and used or held for use in, or arising from, the operation or conduct of the businesses of the Company and its Subsidiaries.

“Current Assets” means current assets as calculated in accordance with GAAP applied on a basis consistent with the application of such principles in the preparation of the Financial Statements, including cash and cash equivalents to the extent retained by the Company, minus any deposit amounts related to Real Property Leases that are held in escrow by a third party (to the extent such deposit amounts would otherwise be included in such current assets) and any receivables for any out-of-pocket expenses eligible for reimbursement by Buyer pursuant to the first sentence of Section 7.03(c), plus the long-term portions of (i) capitalized deferred implementation costs, (ii) capitalized deferred sales commissions and (iii) capitalized deferred expenses with respect to the Company’s Carrollton data center facility in accordance with past practice. Current Assets shall not include any amounts included in the Capital Expenditures Amount.

“Current Liabilities” means current liabilities as calculated in accordance with GAAP applied on a basis consistent with the application of such principles in the preparation of the Financial Statements, minus (to the extent these amounts would otherwise be included in such current liabilities) (i) straight-line lease liabilities, (ii) capital lease liabilities, (iii) any Change of Control Payments or Transaction Fees set forth in the schedules required to be delivered by the Company under Section 7.11, (iv) any other amount to the extent such other amount is included in the Debt Pay-Off Amount, (v) liabilities for any out-of-pocket expenses eligible for reimbursement by Buyer pursuant to the first sentence of Section 7.03(c), (vi) any liabilities relating to vacation and bonus accruals, and (vii) any payables with respect to capital expenditures, plus the long-term portions of deferred installation fees and long-term customer deposits.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Commitment Letter and any joinder agreements or credit agreements relating thereto.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means (a) any foreign, Federal, state, local or other governmental, quasi-governmental, administrative, regulatory or self-regulatory authority, bureau or agency of competent jurisdiction and (b) any court, tribunal or administrative hearing body of competent jurisdiction.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (iv) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than any Permitted Encumbrance not described in clause (iv) of the definition of that term) on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (v) all guarantees by such Person, (vi) all capital lease obligations of such Person, (vii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, other interest or exchange rate hedging arrangements or hedging arrangements relating to energy or power, (viii) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances and (ix) any securitizations, synthetic leases or similar off-balance sheet facilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Intellectual Property” means all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trademarks, trademark registrations, trademark applications, servicemarks, trade names, business names, domain names, brand names, copyrights, copyright registrations, written invention disclosures, mask work rights, designs, design registrations, technical know-how and all licenses and other rights to any of the foregoing.

“Knowledge” of Holdco or any of its Subsidiaries means the actual knowledge of David Ferdman, Paul Marvin, Blake McLane, Kenneth Wolverton, C.J. Brucato and Craig H. Cavalier.

“Law” means any applicable statute, law, ordinance, decree, order, rule or regulation.

“Lien” means any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever.

“Losses” of any Person means any and all losses, liabilities, damages, claims, awards, assessments, judgments, fines, costs and expenses incurred by such Person, including interest, penalties and attorneys’ fees, third-party expert and consultant fees and expenses, and financial responsibility for investigation, removal and clean-up costs and natural resource damages; provided that Losses shall not include any punitive damages (except to the extent awarded against such Person in a Third-Party Claim) and shall not include such Person’s legal fees and other expenses incurred in exercising or enforcing its rights under this Agreement.

“Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that individually or in the aggregate has a material and adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or the ability of any Seller Entity to consummate the transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change, effect, event, occurrence, state of facts or development relating to the economy or financial, banking or securities markets in general (including any disruption thereof) in the United States or in any other jurisdiction in which the Company or any of its Subsidiaries has or conducts, or which otherwise affects its, operations, assets or business, (ii) any change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which the Company participates, (iii) any act of terrorism or armed hostilities anywhere in the world, (iv) any change in GAAP or applicable Law which occurs or becomes effective after the date of this Agreement, (v) the public announcement or the consummation of the transactions contemplated by this Agreement, (vi) any failure by the

Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the underlying cause or causes of any such failure may constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred); provided that in the case of any matter described in clause (i), (ii), (iii) or (iv) above, so long as such matter does not disproportionately impact the Company relative to other companies participating in the industry in which the Company or any of its Subsidiaries has operations or conducts business.

“Permitted Encumbrances” means (i) defects in title, easements, permits, restrictive covenants and any similar encumbrances affecting title to property, and other defects in title, that, individually or in the aggregate, would not reasonably be expected to materially affect the ability of the Company or any of its Subsidiaries to use the encumbered property or asset in the conduct of their respective businesses, (ii) mechanics’, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not yet delinquent or are being contested in good faith, (iii) Liens for Taxes, assessments or other governmental charges not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in the Financial Statements, and Liens for Taxes, assessments or other governmental charges that have arisen in the ordinary course of business since March 31, 2010, and that are not yet due and payable or that are being contested in good faith, (iv) Liens securing Indebtedness identified in Section 3.02(d)(i) of the Company Disclosure Schedule provided that such Liens are released upon the Closing, (v) Liens granted to any lender or any agent therefor in connection with any financing by Buyer of the transactions contemplated by this Agreement, (vi) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and that are not violated by the current use or occupancy of such real property or the operation of the businesses of the Company and its Subsidiaries or any violation of which has not had and would not reasonably be expected to have a Material Adverse Effect and (vii) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement or in the property being leased or licensed.

“Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Authority, unincorporated organization or other entity.

“Post-Closing Tax Period” means (i) all taxable periods that begin after the Closing Date and (ii) with respect to any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” means (i) all taxable periods ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Pro Rata Portion” shall mean, for any Interestholder with respect to any Loss to be paid by the Interestholders (other than from the Escrow Fund or pursuant to clause (iii) or (iv) of Section 11.01(a)) the percentage represented by a fraction (a) the numerator of which is the amount of the portion of the Purchase Price to which such Interestholder would not have been entitled under Holdco’s limited liability company agreement had the amount of such Loss been deducted from the Purchase Price and had Holdco distributed to the Interestholders an amount equal to (x) the entire amount of the Purchase Price theretofore paid to Holdco either by Buyer or from the Escrow Fund less (y) the amount of such Loss, and (b) the denominator of which is the amount of such Loss. The amount described in clause (a) above will be determined in accordance with the Shareholders Agreement dated as of July 3, 2007 among Holdco and its members, as in effect on the date of this Agreement.

“Qualified Buyer Representations” means the representations and warranties of Buyer set forth in Sections 5.01, 5.02 and 5.05.

“Qualified Seller Representations” means the representations and warranties of (x) the Company set forth in Sections 3.01, 3.02, 3.03(a), 3.04, 3.05, 3.14, 3.17, 3.18, 3.19 and 3.20, clauses (b), (c) and (d) of Section 3.06, clauses (xii) and (xiii) of Section 3.08(a), and Sections 3.08(b) and 3.08(c) to the extent such Sections relate to the contracts described in clauses (xii) and (xiii) of Section 3.08(a), and (y) the Seller Entities and the Interestholders set forth in Sections 4.01, 4.02, 4.04 and 4.05.

“Representative Reserve Amounts” means any portion of the Estimated Purchase Price or Final Purchase Price that is withheld by the Interestholder Representative from distribution to the Interestholders for potential liabilities, expenses, costs or reserves, as permitted by the certificate of formation and limited liability company agreement of Holdco.

“Specified Buyer Representations” means the representations and warranties set forth in Sections 5.02 and 5.05.

“Specified Seller Representations” means the representations and warranties set forth in Sections 3.02, 3.03(a), 3.19, 4.02, 4.04, 4.05 and 4.06.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of any Person means any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Target Capital Expenditures Amount” means $13,000,000.

“Target Working Capital Amount” means negative $5,950,000.

“Tax” means all taxes, fees, duties, charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Return” means any return, filing, report, questionnaire, information statement, claim for refund or other document required to be filed, including any amendments that may be filed, for any taxable period with any Governmental Authority (whether or not a payment is required to be made with respect to such filing).

“Transaction Fees” means the aggregate amount of all fees and expenses incurred by the Company and any of its Subsidiaries (including the fees and expenses of Kirkland & Ellis LLP or any other legal counsel or any accountant, auditor, broker, other financial advisor or consultant retained by or on behalf of the Company or any of its Subsidiaries) arising from or in connection with this Agreement or the transactions contemplated hereby, to the extent not paid prior to the open of business on the Closing Date; provided that Transaction Fees shall not include any out-of-pocket expenses eligible for reimbursement by Buyer pursuant to the first sentence of Section 7.03(c).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Working Capital Amount” means an amount equal to Current Assets minus Current Liabilities, it being understood that Schedule 1.02 to the Company Disclosure Schedule sets forth an example, based generally on the Company’s financial statements at and as of March 31, 2010 and reflecting certain adjustments as agreed by the parties, which is intended to reflect how the parties intend to calculate the Working Capital Amount for all purposes under this Agreement; it being further understood that the Working Capital Amount shall not reflect any purchase accounting adjustments that may be made in connection with the Closing.

ARTICLE II

Closing

SECTION 2.01. Equity Purchase Closing. (a) The closing of the Equity Purchase (the “Closing”) will take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m., New York City time, on the second business day following the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions) or at such other place, time and date as shall be agreed between the Seller Entities and Buyer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Notwithstanding the foregoing, absent a written agreement between the Seller Entities and Buyer, the Closing shall not occur earlier than the date that is 30 days from the date of the Company’s delivery of the information set forth in Section 7.03(b)(i) of the Company Disclosure Schedule.

(b) At the Closing, (i) Direct Seller shall deliver to Buyer the certificates (if any) representing the Interests, duly endorsed in blank or accompanied by membership interest powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed (it being understood that such certificates will be delivered upon repayment of the Indebtedness with respect to which such certificates are pledged, which repayment shall occur at the Closing) and (ii) Buyer shall deliver in cash, by wire transfer, to (A) Direct Seller, an amount equal to the Estimated Purchase Price minus (I) the Escrow Amount, (II) any Transaction Fees to be paid at the Closing and Change of Control Payments to be paid at or after the Closing, as set forth in the schedule required to be delivered by the Company under Section 7.11 and (III) the Debt Pay-Off Amount, as set forth in the schedule required to be delivered by the Company under Section 7.11, and (B) PNC Bank, National Association (the “Escrow Agent”), an amount of cash equal to $25,000,000 (the “Escrow Amount”), such deposit to constitute the escrow fund (the “Escrow Fund”). The Escrow Fund shall be governed by the terms of an escrow agreement to be entered into by and among Buyer, Direct Seller, Holdco, on its own behalf and in its capacity as the initial Interestholder Representative, and the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Fund shall be held in escrow and shall be available to satisfy any payments to Buyer pursuant to Section 2.02(e) and to satisfy the indemnification obligations of the Seller Entities and the Interestholders as provided in Article XI.

(c) Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller Entities.

SECTION 2.02. Purchase Price Adjustment. (a) As soon as practicable prior to the Closing Date, the Company shall deliver to Buyer a written statement setting forth the Company’s good faith estimate of (i) the Working Capital Amount as of the open of business on the Closing Date (the “Estimated Working Capital Amount”) and (ii) the Capital Expenditures Amount as of the open of business on the Closing Date (the “Estimated Capital Expenditures Amount”). The Purchase Price payable on the Closing Date shall be preliminarily adjusted in accordance with Section 1.01 and the manner contemplated by this Section 2.02 as if (x) the Estimated Working Capital Amount were the actual Closing Working Capital Amount and (y) the Estimated Capital Expenditures Amount were the actual Closing Capital Expenditures Amount. The Purchase Price as so

preliminarily adjusted is referred to as the “Estimated Purchase Price”. With respect to any current assets or liabilities relating to Taxes, the Estimated Working Capital Amount shall specifically describe such assets or liabilities (including by identifying the component amounts and the jurisdiction and types of Taxes to which such amounts relate).

(b) Within 60 days after the Closing Date, Buyer shall prepare and deliver to the Seller Entities a statement (the “Closing Statement”) setting forth its calculations of (i) the Working Capital Amount as of the open of business on the Closing Date (the “Closing Working Capital Amount”) and (ii) the Capital Expenditures Amount as of the open of business on the Closing Date (the “Closing Capital Expenditures Amount”).

(c) During the 30-day period following receipt by the Seller Entities and their representatives of the Closing Statement, and thereafter until any dispute arising under this Section 2.02 is finally resolved, the Seller Entities and their representatives (and, if retained as provided in this Section 2.02(c), the Accounting Firm) shall be permitted to review all books and records and other information of Buyer and its representatives relating to the Closing Statement and shall be provided reasonable access to the persons involved in the preparation of the Closing Statement. The Closing Statement shall become final and binding upon the parties on the 30th day following delivery thereof (provided that the Seller Entities may elect to accept the computations set forth in the Closing Statement by written notice to Buyer, in which case the Closing Statement shall become final and binding upon the parties when such notice is given), unless the Seller Entities give written notice of their disagreements with the Closing Statement (the “Notice of Disagreement”) to Buyer prior to such date which shall specify the nature of any disagreement so asserted. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of all disagreements so asserted and (ii) only include disagreements that are based on mathematical errors or based on the Closing Working Capital Amount and/or the Closing Capital Expenditures Amount otherwise not being calculated in accordance with Sections 1.02 and 2.02. If a Notice of Disagreement is given by the Seller Entities in a timely manner, then the Closing Statement (as revised in accordance with this Section 2.02(c)) shall become final and binding upon the Seller Entities and Buyer on the earlier of (x) the date upon which the Seller Entities and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (y) the date any disputed matters specified in the Notice of Disagreement are finally resolved in writing by Ernst & Young LLP (unless the parties agree in writing upon an alternative nationally recognized public accounting firm) (the “Accounting Firm”). During the 30-day period following the delivery of a Notice of Disagreement, the Seller Entities and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such 30-day period, Buyer and its representatives shall be permitted to review all books and records and other information of the Seller Entities and their representatives relating to the Notice of Disagreement and shall be provided reasonable access to the persons involved in the preparation of the Notice of Disagreement. If, at the end of such 30-day period, the Seller Entities and Buyer have not resolved any such differences, the Seller Entities and Buyer shall retain the Accounting Firm and submit to it for resolution any and all matters that remain in dispute and that were included in the Notice of Disagreement. The Accounting Firm, acting as experts and not as arbitrators, shall be instructed to render its determination of all matters submitted to it within 30 days following submission. Buyer and the Seller Entities agree that they shall be bound by the determination of the Accounting Firm; provided, however, that the scope of such calculation by the Accounting Firm shall be limited to making revised calculations only with respect to those items or amounts which are in dispute between Buyer and the Seller Entities based on whether the Notice of Disagreement identified (A) mathematical errors in the Closing Statement or (B) calculations that were not otherwise computed in accordance with Sections 1.02 and 2.02, and the Accounting Firm is not authorized or permitted to make any other calculation or determination. The Accounting Firm will be instructed to revise the Closing Statement to reflect the Closing Working Capital Amount and the Closing Capital Expenditures Amount as may be revised by such calculations of the Accounting Firm. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.02 shall be borne 50% by the Seller Entities and 50% by Buyer. The fees and disbursements of the Seller Entities’ advisors incurred in connection with review of the Closing Statement and any Notice of Disagreement shall be borne by the Seller Entities, and the fees and expenses of Buyer’s advisors incurred in connection with the Closing Statement and any Notice of Disagreement shall be borne by Buyer.

(d) The Final Purchase Price shall be an amount equal to the Purchase Price adjusted as follows:

(i) if the Closing Working Capital Amount is a lesser number (including being a negative number that has a larger absolute value) than the Target Working Capital Amount, an amount (expressed as a positive number) equal to the amount by which the Target Working Capital Amount exceeds the Closing Working Capital Amount shall be deducted in calculating the Final Purchase Price;

(ii) if the Closing Working Capital Amount is a greater number (including being a negative number that has a smaller absolute value) than the Target Working Capital Amount, an amount (expressed as a positive number) equal to the amount by which the Closing Working Capital Amount exceeds the Target Working Capital Amount shall be added in calculating the Final Purchase Price; and

(iii) if the Closing Capital Expenditures Amount is less than the Target Capital Expenditures Amount, an amount equal to the excess of the Target Capital Expenditures Amount over the Closing Capital Expenditures Amount shall be deducted in calculating the Final Purchase Price.

(e) If the Estimated Purchase Price is less than the Final Purchase Price, Buyer shall, and if the Estimated Purchase Price is greater than the Final Purchase Price, the Seller Entities shall, within five business days after the Closing Statement becomes final and binding on the parties hereto, make a payment to the Seller Entities or Buyer, as applicable, in an amount in cash equal to such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Bank of America, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed, divided by 365, from the Closing Date to the date of such payment; provided that any payments to be made by the Seller Entities pursuant to this Section 2.02(e) shall only be made from the Escrow Fund and Buyer and the Seller Entities will deliver to the Escrow Agent joint instructions within such five business day period directing the Escrow Agent to make such payment.

SECTION 2.03. Interestholder Representative. (a) In order to efficiently administer, pursuant to the terms of this Agreement and the Escrow Agreement, any action to be taken by or on behalf of the Interestholders under this Agreement or the Escrow Agreement, each Interestholder hereby designates Holdco as its representative (the “Interestholder Representative”) for all purposes under this Agreement or the Escrow Agreement.

(b) Each Interestholder hereby authorizes the Interestholder Representative to take any and all action as is contemplated to be taken by the Interestholder Representative or by or on behalf of the Interestholders by the terms of this Agreement or the Escrow Agreement.

(c) In the event that the Interestholder Representative becomes unable to perform its, his or her responsibilities under this Agreement or the Escrow Agreement or resigns from such position, ABRY Partners, LLC (“Abry”) is hereby authorized to select another representative to fill such vacancy and such substituted representative shall be deemed to be the Interestholder Representative for all purposes of the Escrow Agreement.

(d) All decisions and actions by the Interestholder Representative under this Agreement and the Escrow Agreement shall be binding upon each Interestholder, and no Interestholder shall have the right to object, dissent, protest or otherwise contest the same.

(e) By its execution of or consent to be bound by this Agreement, each Interestholder agrees that:

(i) Buyer shall be able to rely conclusively on the instructions and decisions of the Interestholder Representative as to any actions required to be taken by the Interestholder Representative under this Agreement or the Escrow Agreement (including any action taken or purported to be taken by or on behalf of any Interestholder), and no party hereto shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Interestholder Representative;

(ii) all actions, decisions and instructions of the Interestholder Representative shall be conclusive and binding upon each Interestholder and no Interestholder shall have any cause of action against the Interestholder

Representative for any action taken, decision made or instruction given by the Interestholder Representative under this Agreement or the Escrow Agreement, except for fraud or willful breach of the Escrow Agreement by the Interestholder Representative; and

(iii) the provisions of this Section 2.03 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Interestholder may have in connection with the transactions contemplated by this Agreement or the Escrow Agreement.

ARTICLE III

Representations and Warranties Regarding the Company

Except as set forth on the disclosure schedule (with specific reference to the section or subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Buyer (the “Company Disclosure Schedule”), the Company represents and warrants to Buyer as follows:

SECTION 3.01. Organization, Standing and Corporate Power. (a) Each of the Company and its Subsidiaries (i) is duly organized or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation, as the case may be, and (ii) has all requisite power and authority to enable it to use its name and to own, lease or otherwise hold and operate its properties or assets and to carry on its business. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Buyer complete and correct copies of its certificate of formation (the “Certificate of Formation”) and the limited liability company agreement (the “LLC Agreement”) and the certificate of formation and limited liability company agreements (or similar organizational documents) of each of its Subsidiaries, in each case as amended through the date of this Agreement. The Company has delivered or made available to Buyer complete and correct copies of all available minutes of meetings of the Company’s members and meetings of the boards of managers (or directors) of the Company and each of its Subsidiaries after July 3, 2007.

(b) Section 3.01(b) of the Company Disclosure Schedule lists each Subsidiary of the Company and the address of its principal place of business. All the outstanding membership interests in, capital stock of or other equity or voting interests in each such Subsidiary are owned directly or indirectly by the Company, in each case free and clear of all Liens other than Permitted Encumbrances and Liens arising under applicable securities Laws and are duly authorized and validly issued. Except for the membership interests in, capital stock of or other equity or voting interests in the Subsidiaries set forth in Section 3.01(b) of the Company Disclosure Schedule, the

Company does not own, directly or indirectly, any membership interest in, capital stock of or other equity or voting interests in any corporation, company, partnership, joint venture, association or other entity.

SECTION 3.02. Capital Structure. (a) Section 3.02(a)(i) of the Company Disclosure Schedule sets forth an accurate description of the authorized capital stock of the Company. All the outstanding Interests are owned directly by Direct Seller. Except as set forth above, no membership interests, shares of capital stock of or other equity or voting interests in the Company, or options, warrants or other rights to acquire or receive any such stock or interests have been issued, are reserved for issuance or are outstanding. There are no outstanding equity appreciation rights or other rights issued by the Company or any of its Subsidiaries or the Seller Entities that are linked in any way to the price of the Interests or the value of the Company or any of its Subsidiaries or, in each case, any part thereof.

(b) All outstanding Interests are duly authorized and validly issued and not subject to preemptive rights. There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries or the Seller Entities, and no securities or other instruments or obligations of the Company or any of its Subsidiaries or the Seller Entities, in each case the value of which is in any way based upon or derived from any membership interests in, capital or voting stock of the Company or any of its Subsidiaries, or which have or which by their terms may have at any time the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which members or stockholders of the Company or any of its Subsidiaries may vote. There are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries or the Seller Entities is a party, or by which the Seller Entities, Company or any of its Subsidiaries or any of their respective properties or assets is bound, obligating the Company or any of its Subsidiaries or the Seller Entities to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests in, shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, membership interests, shares of capital stock of or other equity or voting interests in the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. There are no outstanding contractual or other obligations of the Company or any of its Subsidiaries or the Seller Entities, to (A) repurchase, redeem or otherwise acquire any membership interests in, shares of capital stock or other securities of the Company or any of its Subsidiaries or (B) vote or dispose of any membership interests in, shares of the capital stock or other securities of the Company or any of its Subsidiaries. None of the Seller Entities or Interestholders is a party to any voting agreement with respect to any membership interests, shares of the capital stock of, or other equity or voting securities in, the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no agreements restricting the transfer of any shares of the membership interests in, capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(c) The consideration payable in respect of the Interests as provided in Section 1.01 and the payment to any Seller Entity or the Interestholders of the Escrow Fund (or a portion thereof) as may ultimately be released and distributed to the Seller Entities or the Interestholders pursuant to the Escrow Agreement, as subject to Sections 2.01 and 2.02 and Article XI, (i) will be in accordance with the terms of the Certificate of Formation and the LLC Agreement in all respects, (ii) will be otherwise in accordance with applicable Law and (iii) will satisfy all rights of the holders of membership interests, in their capacities as such holders, under the Certificate of Formation and LLC Agreement as in effect on the date of this Agreement and under applicable Law. Following the consummation of the transactions contemplated by this Agreement, Buyer will have no obligations to make any payment whatsoever to any Person with respect to the ownership of any Interests or stock options, other equity awards or warrants other than as provided for under Section 2.02(e) and Article XI.

(d) (i) Section 3.02(d)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, all outstanding Indebtedness of the Company and its Subsidiaries.

(ii) Section 3.02(d)(ii) of the Company Disclosure Schedule sets forth, as of the date hereof, all outstanding Indebtedness owed (A) to the Company and its Subsidiaries by any of its Affiliates or any Interestholder and (B) to the Company’s Affiliates or any Interestholder by the Company and its Subsidiaries. All such Indebtedness will be repaid and terminated at or prior to the Closing.

(iii) All the outstanding Indebtedness of the Company or any of its Subsidiaries is prepayable without prepayment penalty or premium.

(iv) There are no outstanding guarantees (or any similar instruments or Contracts) of Indebtedness by the Company or any of its Subsidiaries.

SECTION 3.03. Authority; Noncontravention. (a) The Company has the requisite limited liability company or member power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the provisions of this Agreement. The execution, delivery and performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary limited liability company or member action on the part of the Company, and no other limited liability company or member proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and each Seller Entity and Interestholder, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(b) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby (alone or in combination with any other event) and the compliance by the Company or the Seller Entities with the provisions of this

Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries (other than any such Lien created by or in favor of Buyer) under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (a) the Certificate of Formation or the LLC Agreement or the certificate of formation or limited liability company agreement (or similar organizational documents) of any of the Company’s Subsidiaries, (b) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease, purchase order or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether oral or written, (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective property or assets is subject or (c) subject to the governmental filings and other matters referred to in the following sentence, any (i) Law or (ii) judgment, order, writ, injunction, legally binding agreement with a Governmental Authority, stipulation or decree (each, an “Order”), in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Material Adverse Effect or have not affected and would not reasonably be expected to affect Buyer in a material and adverse manner or (B) have not prevented or materially impeded, interfered with, hindered or delayed and would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby (alone or in combination with any other event) or the compliance with the provisions of this Agreement, except for (x) the filing of a notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law and (y) such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate (1) have not had and would not reasonably be expected to have a Material Adverse Effect or have not affected and would not reasonably be expected to affect Buyer in a material and adverse manner or (2) have not prevented or materially impeded, interfered with, hindered or delayed and would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement. The Company has obtained effective written waivers of any rights of first refusal, rights of first offer or other similar rights of any Person that would be applicable to the transactions contemplated by this Agreement.

SECTION 3.04. Financial Statements. Section 3.04 of the Company Disclosure Schedule sets forth (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2009 and the related statement of operations, statement of members’ equity (deficit) and statement of cash flows of the Company and its Subsidiaries for the fiscal year ended on such date (collectively, the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2010 and the related statement of operations, statement of members’ equity (deficit) and statement of cash flows of the Company and its Subsidiaries for the three-month period ended on such date (collectively, the “Unaudited Financial Statements”, and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) were derived from and have been prepared in accordance with the underlying books and records of the Company and its Subsidiaries and (ii) in all material respects, fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations, members’ equity (deficit) and changes in cash flows of the Company and its Subsidiaries for the periods then ended in accordance with GAAP consistently applied throughout the periods covered thereby (except that the Unaudited Financial Statements are subject to year-end adjustments consistent with past practice and consistent in character and amount with year-end adjustments made to the Audited Financial Statements and do not contain footnotes). There were no changes in the method of application of the Company’s accounting policies or changes in the method of applying the Company’s use of estimates in the preparation of the Unaudited Financial Statements as compared with the Audited Financial Statements; provided that the Unaudited Financial Statements are subject to adjustments of the type described in clause (ii) above.

SECTION 3.05. Undisclosed Liabilities. The Company does not have any material liabilities or obligations of any nature, either accrued, contingent, unasserted or otherwise, whether due or to become due, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities reflected on the Financial Statements or incurred in the ordinary course of business and consistent with past practice and similar in nature and character to the liabilities and obligations reflected in the Financial Statements.

SECTION 3.06. Absence of Certain Changes or Events. Since December 31, 2009, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and only in a manner consistent with past practice, and since December 31, 2009, there has not been (a) any Material Adverse Effect or any state of facts, change, development, effect or occurrence that would reasonably be expected to result in a Material Adverse Effect, (b) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, membership interests, stock or property) in respect of, any of the Company’s or its Subsidiaries’ membership interests, shares, capital stock or other equity or voting interests (except for dividends by any Subsidiary to the Company) or any purchase, redemption or other acquisition of any of the Company’s or its Subsidiaries’ membership interests, shares, capital stock or other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, (c) any split, combination or reclassification of any of the Company’s or its Subsidiaries’ membership interests, shares, capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for membership interests, shares, capital stock or other equity or voting interests or other securities of the Company or any of its Subsidiaries, (d) prior to the date of this Agreement (i) any grant by any Seller Entity, the Company or any of its Subsidiaries of any material loan or material increase in compensation or benefits, in each case, in a manner or amount inconsistent with past practice to any current or former manager, director, officer, employee or consultant of the Company or any of its Subsidiaries (each, a “Participant”), (ii) any grant by any Seller Entity, the Company or any of its Subsidiaries to any Participant of any increase in severance, change in control, termination or similar compensation or benefits, (iii) any entry by any Seller Entity, the Company or any of its Subsidiaries into, any amendment of or modification to or agreement to amend or modify or any termination of (A) any material employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, stock repurchase, stock option, equity appreciation right, performance unit, stock-based award, consulting or similar Contract between any Seller Entity, the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand or (B) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Participant (all such agreements under this clause (iii), collectively, “Benefit Agreements”), (iv) any payment to any Participant of any benefit not provided for under any Benefit Plan or Benefit Agreement, other than the payment of cash compensation in the ordinary course of business consistent with past practice, or (v) except as expressly provided in Section 7.12, any action to accelerate, or which would reasonably be expected to result in the acceleration of, the timing of vesting or payment of any rights, compensation, benefits or funding obligations, or any material determinations, under any collective bargaining agreement, Benefit Plan, Benefit Agreement or otherwise (including in connection with this Agreement and the transactions contemplated hereby), (e) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, (f) any change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law or (g) any material tax election or change in material tax election or any settlement or compromise of any income tax liability.

SECTION 3.07. Litigation. There is no suit, claim, action, arbitration, investigation or proceeding (“Litigation”) pending or, to the Knowledge of the Company, threatened by or against or affecting the Company or any of its Subsidiaries, nor is there any Order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries.

SECTION 3.08. Contracts. (a) Section 3.08(a) of the Company Disclosure Schedule sets forth as of the date hereof each of the following Contracts to which the Company or any of its Subsidiaries is a party or bound or to which any of their respective properties or assets are subject (the “Section 3.08(a) Contracts”); provided that any such Contract that, from the date of this Agreement through the Closing Date, expires in accordance with its terms or is terminated by the Company or any of its Subsidiaries after the date of this Agreement in the ordinary course of business consistent with past practice and not in breach of this Agreement will cease to be a Section 3.08(a) Contract:

(i) each employment Contract that is not an At-Will Employment Agreement or an Employment Agreement;

(ii) each Contract pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any Person, or pursuant to which any benefit is required to be given or lost as a result of so competing;

(iii) each Contract (including consulting and services agreements) which requires the Company or any of its Subsidiaries to obtain goods or services exclusively from a single Person or group of Persons other than the Company or its Subsidiaries, or under which the Company or any of its Subsidiaries is restricted in any respect in the distribution, licensing, marketing, purchasing, development or manufacturing the products or services they provide;

(iv) each Contract with (A) any member of the Company or any other Affiliate of the Company or any of its Subsidiaries or (B) any Participant or any current or former manager, director, officer or employee, independent contractor or consultant of any Affiliate of the Company or any of its Subsidiaries (other than the Employment Agreements, At-Will Employment Agreements, employment Contracts referred to in clause (i) above, Benefit Plans and Benefit Agreements);

(v) each Contract under which the Company or any of its Subsidiaries has incurred any Indebtedness that is currently owing or given any guarantee or pursuant to which any Person has provided a commitment to make a loan or advance to the Company or any of its Subsidiaries;

(vi) each Contract under which the Company or any of its Subsidiaries has agreed to indemnify any Person, other than such provisions given in connection with the sales of goods and services of the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

(vii) each Contract creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) other than any Permitted Encumbrance;

(viii) each Contract with a Governmental Authority;

(ix) each Contract granting the other party to such Contract or a third party “most favored nation” or similar status;

(x) each Contract, containing any “non-solicitation” or “no-hire” provision that restricts the Company or any of its Subsidiaries from soliciting for employment or hiring the personnel of any other Person, other than (A) any such Contract under which the Company and its Subsidiaries are expected to pay or receive amounts less than $50,000, and (B) any Contract for the provision of services to any customer;

(xi) each Contract entered into by the Company or any of its Subsidiaries in connection with the settlement or other resolution of any Litigation pursuant to which the Company or any of its Subsidiaries has any ongoing performance obligations or to which any of the Company’s properties or assets are subject;

(xii) a lease, sublease, license or other occupancy agreement constituting particular leasehold or subleasehold interests in any land, building, structure, improvement, fixture or other interest in real property to which the Company or any of its Subsidiaries is a party as the lessee, sublessee or licensee or under which it is granted an occupancy right (a “Real Property Lease”);

(xiii) each Contract with any vendor or supplier of the Company or any of its Subsidiaries for the supply of energy or power; and

(xiv) each Contract other than as set forth above which is otherwise material to the business of the Company and its Subsidiaries, taken as a whole, including each Contract set forth on Section 3.20 of the Company Disclosure Schedule.

(b) Each Section 3.08(a) Contract (i) is in full force and effect as to the Company or its Subsidiary (as applicable) that is a party thereto , (ii) is a valid and binding agreement of the Company or such Subsidiary, (iii) to the Knowledge of the Company, is in full force and effect as to each other party thereto and is a valid and binding agreement of such other parties, and (iv) is enforceable against the Company or such Subsidiary and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. Each of the Company and its Subsidiaries has performed or is performing all material obligations required to be performed by it under each Section 3.08(a) Contract and is not (with or without notice or lapse of time or both) in material breach or default thereunder, and, to the Knowledge of the Company, no other party to any of the Section 3.08(a) Contracts is (with or without notice or lapse of time, or both) in breach or default thereunder. For purposes of this Section 3.08(b), as of any date the term “Section 3.08(a) Contracts” shall be deemed to include any Contract entered into from the date of this Agreement through such date that would have been a Section 3.08(a) Contract if it had been in existence on the date hereof.

(c) The Company has delivered to Buyer complete and correct copies of all Section 3.08(a) Contracts and no Section 3.08(a) Contract has been modified (except as reflected in the copies so provided), rescinded or terminated. None of the parties to the Section 3.08(a) Contracts has terminated or validly elected not to renew (if such Contract by its terms provides for renewal) or provided express notice to the Company or any of its Subsidiaries or any Seller Entity of its intent to cancel or otherwise terminate any

Section 3.08(a) Contract; provided that no representation or warranty is made in this sentence of Section 3.08(c) as to customers of the Company and its Subsidiaries or their Contracts with such customers, which are addressed in Section 3.20.

SECTION 3.09. Compliance with Laws. Each of the Company and its Subsidiaries and their respective properties, assets, operations and businesses have been and are being operated and have been and are in compliance in all material respects with all Laws and Orders applicable to their business or operations. None of the Company, any of its Subsidiaries and any of the Seller Entities has received a notice or other written communication alleging a material violation of any Law or Order applicable to the Company’s or its Subsidiaries’ business or operations. Each of the Company and its Subsidiaries has in effect all Federal, state and local, domestic and foreign, governmental consents, approvals, Orders, authorizations, certificates, filings, notices, permits, concessions, franchises, licenses and rights (collectively “Permits”) that are material to the conduct of their respective businesses. There has occurred no material violation of, or material default (with or without notice or lapse of time, or both) under, any such Permit that has not been remedied. There is no event which, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancelation, non-renewal or adverse modification of any such Permit.

SECTION 3.10. Absence of Changes in Benefit Plans; Employment Agreements. (a) Except as set forth in Section 3.06 of the Company Disclosure Schedule, since December 31, 2009, none of the Seller Entities, the Company and its Subsidiaries has (i) terminated, established or adopted or (ii) amended, modified or agreed to amend or modify in any material respect (or announced an intention to so amend or modify) any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, equity compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment insurance, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, policy, arrangement or understanding, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding), sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by any Seller Entity, the Company or any of its Subsidiaries, in each case providing benefits to any Participant and whether or not subject to United States Law (collectively, “Benefit Plans”), or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Pension Plan”), or any change in the manner in which contributions to any such Pension Plan are made or the basis on which such contributions are determined.

(b) To the Knowledge of the Company, no Participant is a party to or bound by any Contract, is subject to any Order or is a party to any Litigation, in each case, that may interfere with the use of such Participant’s best efforts to promote the interests of the Company and its Subsidiaries, conflict with the business of the Company or any of its Subsidiaries or the transactions contemplated by this Agreement or would reasonably be expected to adversely affect the Company or any of its Subsidiaries in any material respect. To the Knowledge of the Company, no activity of any Participant as or while a Participant has caused a violation of any employment Contract, confidentiality agreement, patent disclosure agreement or other Contract.

SECTION 3.11. Environmental Matters. (a) The Company is, and has been, in compliance with all Environmental Laws and has not received any communication alleging that the Company is in violation of, or may have liability under, any Environmental Law; (b) the Company possesses and is in compliance with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its operations, and all such Environmental Permits are valid and in good standing; (c) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company, and the Company is not subject to any judgment pursuant to any Environmental Law; (d) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company; (e) the Company has not retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company; (f) to the Company’s Knowledge, there are no underground or aboveground storage tanks or known or suspected asbestos-containing materials on, at, under or about any property owned, operated or leased by the Company; and (g) to the Company’s Knowledge, there are no other facts, conditions or circumstances that would reasonably be expected to form the basis of an Environmental Claim against the Company.

For all purposes of this Agreement, (i) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, judgments, orders, decrees, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Material at any location, or (B) the failure to comply with any Environmental Law; (ii) “Environmental Law” means any Law, judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Authority relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety or the protection of endangered or threatened species; (iii) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

SECTION 3.12. Employee Benefits Matters. (a) Section 3.12(a)(i) of the Company Disclosure Schedule contains a complete and correct list of all Benefit Plans and all Benefit Agreements. Section 3.12(a)(ii) of the Company Disclosure Schedule contains a complete and correct list of (i) all Benefit Agreements between any Seller Entity, on the one hand, and any Participant, on the other hand, and (ii) all Benefit Plans sponsored, maintained or otherwise contributed to by any Seller Entity (such plans and agreements, collectively, the “Seller Benefit Arrangements”). The Company has made available to Buyer complete and correct copies of each Benefit Plan and each Benefit Agreement, including any amendments thereto, and, with respect to each material Benefit Plan and Benefit Agreement, (i) the two most recent annual reports on IRS Form 5500 (with accompanying schedules and attachments) required to be filed, if any, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Authority, if any, with respect to each Benefit Plan, (ii) the most recent summary plan description (if any), and any summary of material modifications, prepared for each Benefit Plan, (iii) each trust agreement and group annuity or insurance Contract relating to the funding or payment of benefits under any Benefit Plan, (iv) the most recent IRS determination or qualification letter or similar document issued by any Governmental Authority for each Benefit Plan intended to qualify for favorable Tax treatment or other status, any pending application therefor and a complete and accurate list of all amendments to any such Benefit Plan as to which a favorable determination or qualification letter has not yet been received and (v) the two most recent actuarial valuations for each Benefit Plan (if any). Each Benefit Plan and Benefit Agreement has in all material respects been administered in compliance with its terms. The Company and its Subsidiaries and each Benefit Plan and Benefit Agreement are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable Laws and the terms of all collective bargaining agreements. Each Benefit Plan intended to be Tax-qualified under the Code has been the subject of a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”), to the effect that such Benefit Plan is qualified and exempt from United States Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) nor has any event occurred since the date of the most recent determination letter or application therefor relating to any such Benefit Plan that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

(b) Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to (or has been obligated to sponsor, maintain or contribute to) or has any actual or contingent liability under any, “defined benefit plan” (as defined in Section 3(35) of ERISA), “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) or other plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or any similar Law.

(c) No Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, provides benefits after termination of employment except as required by Section 4980B(f) of the Code or any similar state statute.

(d) None of the employees of the Company or any of its Subsidiaries is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, industry-wide collective bargaining agreement or any similar collective agreement, in each case with respect to such employee’s employment by the Company or such Subsidiary, and the Company and its Subsidiaries do not have any obligation (including to inform or consult with any such employees or their representatives in respect of the transactions contemplated by this Agreement) with respect to any such organization or agreement. Since the date of its incorporation or organization, there has been no, and there currently is no, labor strike, dispute, request for representation, union organization attempt, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, no Participant will be entitled to (i)(A) any severance, separation, change of control, termination, bonus or other additional compensation or benefits, or (B) any acceleration of the time of payment or vesting of any compensation or benefits or the forgiveness of Indebtedness owed by such Participant, in each case, as a result of the transactions contemplated by this Agreement (alone or in combination with any other event) or (ii) any compensation or benefits related to, or contingent upon, or the value of which will be calculated on the basis of, any of the transactions contemplated by this Agreement (alone or in combination with any other event). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event) and compliance by the Company with the provisions hereof do not and will not require the funding (whether through a grantor trust or otherwise) of any Benefit Plan or Benefit Agreement (other than the Change of Control Payments that will be forth in the schedule required to be delivered by the Company under Section 7.11).

(f) No Person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local and foreign income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(g) The consummation of the Equity Purchase will not constitute a “change in the ownership or effective control” or “change in the ownership of a substantial portion of the assets”, in each case, of any corporation (within the meaning of Section 280G(b)(2)(A)(i) of the Code), including any direct and indirect owners of the Company.

SECTION 3.13. Taxes. (a) At all times after July 3, 2007, the Company and each of its Subsidiaries have been “disregarded as an entity separate from its owner” within the meaning of Section 301.7701-3 of the Treasury Regulations for U.S. Federal income Tax purposes. Direct Seller is “disregarded as an entity separate from its owner” within the meaning of Section 301.7701-3 of the Treasury Regulations for U.S. Federal income Tax purposes. Holdco is classified as a partnership for U.S. Federal income Tax purposes. The Company has not been the survivor of any merger with any entity classified as, and has not been an entity classified as, a corporation for U.S. Federal income tax purposes.

(b) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed in the manner prescribed by applicable Law. All such Tax Returns are true, complete and correct in all material respects. Each of the Company and its Subsidiaries has timely paid all Taxes that have become due and payable by it (whether or not shown as due on a Tax Return). For purposes of this Section 3.13(b), all references to the Company and its Subsidiaries shall include any predecessors of the Company and its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns that have not since been filed. Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any other Person by contract or otherwise.

(d) Since July 3, 2007, neither the Company nor any of its Subsidiaries is or has ever been under, or has been threatened in writing with, audit or examination by any Governmental Authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries or any Seller Entity. No issues relating to Taxes were raised by any Governmental Authority during any audit or examination that would reasonably be expected to recur in a taxable period any portion of which will occur after the Closing Date.

(e) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due.

(f) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party.

(g) Neither the Company nor any of its Subsidiaries is doing business in or maintains a physical presence in a jurisdiction in which it does not file Tax Returns, and no claim has been made in writing by any Governmental Authority in such a jurisdiction that the Company or its Subsidiaries is or may be subject to taxation in that jurisdiction.

(h) Neither the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension with respect to a Tax assessment or deficiency. There are no outstanding powers of attorney enabling any Person to represent the Company or any Subsidiary with respect to Tax matters.

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

SECTION 3.14. Properties. (a) Each of the Company and its Subsidiaries has good and valid title to, or valid leasehold interests in, all of its properties and assets,

free and clear of Liens, other than Permitted Encumbrances, except for such nonmaterial properties and assets as are no longer used or useful in the conduct of their respective businesses.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property in which the Company or any of its Subsidiaries holds any fee interest (the “Owned Real Property”). With respect to each Owned Real Property, the Company or its Subsidiary (as the case may be) has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens and encumbrances as of the Closing Date, except Permitted Encumbrances.

(c) Section 3.14(c) of the Company Disclosure Schedule sets forth a complete and correct list of all real property in which the Company or any of its Subsidiaries holds any leasehold interest. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession, in all material respects, under all such leases.

(d) Except for the Owned Real Property and the Real Property Leases and the properties described therein and as otherwise disclosed in Section 3.14(d) of the Company Disclosure Schedule, each of the Company and its Subsidiaries does not occupy, is not legally obligated for, has no interest in, and does not otherwise use, any land, buildings, locations or offices, nor has any rights or obligations to acquire such interests, and neither the Company nor any of its Subsidiaries has any liability (either existing or contingent) in respect of any land, building, location or office previously owned, occupied or otherwise used by it, or in which it had any such interest.

(e) The assets, properties and rights owned by the Company and its Subsidiaries, including the Contracts to which the Company or any of its Subsidiaries is a party, comprise all the assets, properties and rights utilized by the Company or any of its Subsidiaries in the operation of their respective businesses, and are sufficient to permit the Company and its Subsidiaries to operate their respective businesses as presently operated. The material tangible assets and properties of the Company and each of its Subsidiaries are each in good working order, ordinary wear and tear excepted, and have been maintained in accordance with industry practice.

SECTION 3.15. Intellectual Property. (a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all patents and applications therefor, registered trademarks and applications therefor, copyright registrations and all other product names of the business and operations of the Company and its Subsidiaries (whether or not constituting a trademark or trade name) that, in each case, are owned, used, filed by or licensed to the Company or any of its Subsidiaries or any Seller Entity and used, held for use or intended to be used in, or arising from, the operation or conduct of the businesses of the Company and its Subsidiaries (such Intellectual Property, the “Scheduled Intellectual Property”). Such list indicates whether the Scheduled Intellectual Property is (i) owned or licensed by (ii) the Seller Entities, the Company or any of its Subsidiaries. All Scheduled Intellectual Property has been duly registered and filed with or issued by each appropriate Governmental Authority in each jurisdiction indicated for such Intellectual Property in

Section 3.15(a) of the Company Disclosure Schedule, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such Scheduled Intellectual Property in effect.

(b) The Company or its Subsidiaries own or are licensed or otherwise have the right to use (in each case without payments to third parties), all Company Intellectual Property in each case free and clear of all Liens other than Permitted Encumbrances. The Company Intellectual Property constitutes all the Intellectual Property that is necessary to the conduct of the businesses of the Company and its Subsidiaries. The Company and its Subsidiaries are not subject to any restrictions (whether contractual, legal or otherwise) on the use of any material Intellectual Property which is owned by or licensed to the Company or any of its Subsidiaries (other than restrictions set forth in software licenses for generally available off-the-shelf desktop software or system development tools).

(c) To the Knowledge of the Company, none of the Company or any of its Subsidiaries or any Seller Entity has infringed on or violated, or is infringing on or violating, the rights of any Person with regard to any Intellectual Property. There is no Litigation pending or, to the Knowledge of the Company, threatened with respect to, and the Company has not been notified of nor, to the Knowledge of the Company, has any of the Company’s customers or indemnitees been notified of, any possible infringement or other violation by the Company of the rights of any Person with regard to any Intellectual Property. To the Company’s Knowledge, no Person is infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Company Intellectual Property.

(d) The execution and delivery of this Agreement, the consummation of the Equity Purchase and the other transactions contemplated hereby and the compliance with the provisions hereof do not and will not conflict with, or result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material Intellectual Property right or obligation set forth in any Contract related thereto to which the Company or any of its Subsidiaries or any Seller Entity (with respect to Contracts related to the business and operations of the Company and its Subsidiaries) is a party, or to a loss of any material benefit related thereto, or result in the creation of any Lien in or upon any Intellectual Property related thereto (other than any Lien created in favor of Buyer), or give rise to any increased, additional, accelerated or guaranteed rights or entitlements of any Person relating to Intellectual Property under any such Contract, or result in the creation of any Lien (other than any Lien created in favor of Buyer) on any Intellectual Property owned by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries now has or has had any Contract with any third party.

(e) Section 3.15(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property granted (i) to the Company or any of its Subsidiaries (other than software licenses for generally available software), or to any Seller Entity in connection with the business or operations of the Company and its Subsidiaries, or (ii) by the Company and any of its Subsidiaries, or by any Seller Entity in connection with the business or operations of the Company and its Subsidiaries, to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments), other than any such option, right, license or interest under which the Company and its Subsidiaries are expected to pay or receive amounts less than $25,000 in the aggregate for such option, right, license or interest. All obligations for payment of monies by the Company or any of its Subsidiaries or any Seller Entity in connection with such options, rights, licenses or interests have been satisfied in a timely manner.

(f) The Company and its Subsidiaries have used reasonable efforts and taken all commercially necessary steps to maintain in confidence all trade secrets relating to the businesses of the Company and its Subsidiaries, including: the development of a policy for the protection of Intellectual Property; requiring all employees of the Company and its Subsidiaries to execute confidentiality agreements with respect to Intellectual Property developed for or obtained from the Company and its Subsidiaries; and making reasonable efforts to advise employees of the Company and its Subsidiaries that were voluntarily or involuntarily severed from the Company and its Subsidiaries of their continuing obligation to maintain such trade secrets in confidence.

SECTION 3.16. Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a complete and correct list of all insurance policies and other forms of insurance presently in effect with respect to the Company’s and its Subsidiaries’ business, complete and correct copies of which have been delivered to Buyer. All such policies are in full force and effect, all premiums due and payable thereon have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company and its Subsidiaries are in material compliance with the terms of such policies. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses and owning assets similar to those of the Company and its Subsidiaries. No notice of cancelation or termination (or any other threatened termination) or premium increase has been received with respect to any such policy.

SECTION 3.17. Transactions with Affiliates. Section 3.17 of the Company Disclosure Schedule sets forth all Contracts (other than the Employment Agreements, At-Will Employment Agreements, the employment Contracts set forth in Section 3.08(a)(i) of the Company Disclosure Schedule, or any Benefit Plan or Benefit Agreement) between, among or involving the Company or any of its Subsidiaries, any of their employees, or any employees of the Seller Entities that are involved in the operations of the Company or any of its Subsidiaries, on the one hand, and any of the Seller Entities or their respective Participants, members, other equityholders or any of their respective Affiliates. Except as provided in Section 3.17 of the Company Disclosure Schedule, all such Contracts will terminate or be terminated at or prior to the Closing.

SECTION 3.18. State Takeover Statutes. No state takeover or similar statute or regulation is applicable to the Equity Purchase, this Agreement or the other transactions contemplated hereby.

SECTION 3.19. Brokers. No broker, investment banker, financial advisor or similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has paid or agreed to pay any fee, commission or expense incurred by the Seller Entities (including the fees, commissions or expenses of any accountant, auditor, broker, financial advisor, consultant or legal counsel retained by or on behalf of the Seller Entities) arising from or in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.20. Customers. Section 3.20 of the Company Disclosure Schedule sets forth a complete and correct list as of February 2010, of the customers of the Company that represented at least 80% of the Company’s and its Subsidiaries’ monthly recurring revenue as of such date. No such customer has terminated or provided express notice to the Company or any of its Subsidiaries or any Seller Entity of its intent to cancel or otherwise terminate any Contract for the provision of goods and services by the Company; provided that with respect to the period after the date of this Agreement, this Section 3.20 shall be deemed modified for all purposes under this Agreement by the supplement to Section 3.20 of the Company Disclosure Schedule delivered pursuant to Section 6.01(b).

ARTICLE IV

Representations and Warranties Regarding the Seller Entities and the Interestholders

Each Seller Entity and each Interestholder represents and warrants to Buyer (in each case, solely as to itself and not as to any other Seller Entity or Interestholder; provided that each Seller Entity also represents and warrants as to the other Seller Entity) as follows:

SECTION 4.01. Organization. Such Seller Entity or Interestholder (in case of the Seller Entities and the Interestholders that are not natural persons) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.

SECTION 4.02. Authority. Such Seller Entity or Interestholder has the requisite power (if such Seller Entity or Interestholder is not a natural person) and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the provisions of this Agreement. The execution, delivery and performance of this Agreement by such Seller Entity or Interestholder (if such Seller Entity or Interestholder is not a natural person), the consummation by such Seller Entity or Interestholder (in case of the Seller Entities and the Interestholders that are not natural persons) of the transactions contemplated hereby and the compliance by such Seller Entity or Interestholder (if such Seller Entity or Interestholder is not a natural person) with the provisions of this Agreement have been duly authorized by all necessary action on the part of such Person, and no other action or proceeding on the part of such Person is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller Entity or Interestholder and, assuming the due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of such Seller Entity or Interestholder enforceable against such Seller Entity or Interestholder in accordance with its terms.

SECTION 4.03. Noncontravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event) and compliance by such Seller Entity or Interestholder with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of such Seller Entity or Interestholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (a) the organizational documents of such Seller Entity or Interestholder (if Seller Entity or Interestholder is not a natural person), (b) any Contract to which such Seller Entity or Interestholder is a party or any of its properties or assets is subject or (c) subject to the governmental filings and other matters referred to in the following sentence, any Law or Order, in each case applicable to such Seller Entity or Interestholder or any of its properties or assets, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate have not impaired and would not reasonably be expected to impair in any material respect the ability of such Seller Entity or Interestholder to perform its obligations under this Agreement and have not prevented or materially impeded, interfered with, hindered or delayed and would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated hereby. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to such Seller Entity or Interestholder in connection with the execution and delivery of this Agreement by such Seller Entity or Interestholder, the consummation by such Seller Entity or Interestholder of the transactions contemplated hereby (alone or in combination with any other event) or the compliance by such Seller Entity or Interestholder with the provisions of this Agreement, except for (i) the filing of a notification and report form under the HSR Act and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law and (ii) such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not impaired and would not reasonably be expected to impair in any material respect the ability of such Seller Entity or Interestholder to perform its obligations under this Agreement and has not prevented or materially impeded, interfered with, hindered or delayed and would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated hereby.

SECTION 4.04. Title to Interests. Direct Seller (a) holds and has good and valid title to the Interests and the certificates (if any) representing such securities,

free and clear of any Liens, except as set forth in Section 4.04 of the Company Disclosure Schedule, and (b) is the record owner thereof. Assuming Buyer has the requisite power and authority to be the lawful owner of such Interests, upon delivery to Buyer at the Closing of certificates representing such Interests (it being understood that such certificates will be delivered upon repayment of the Indebtedness with respect to which such certificates are pledged, which repayment shall occur at the Closing), duly endorsed by Direct Seller for transfer to Buyer, and upon Direct Seller’s receipt of the payment in the amount of the Estimated Purchase Price and the Escrow Agent’s receipt of the Escrow Amount, good and valid title to the Interests will pass to Buyer, free and clear of any Liens, and the Interests are not subject to any voting trust agreement or other Contract relating to the ownership, voting, dividend rights or disposition of the Interests, except as set forth in Section 4.04 of the Company Disclosure Schedule. As of the date of this Agreement, the aggregate Pro Rata Portion of the Interestholders party to this Agreement is not less than 95%.

SECTION 4.05. Brokers. No broker, investment banker, financial advisor or similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller Entity or Interestholder.

SECTION 4.06. Satisfaction of Rights. At or prior to the Closing, all rights of the holders of Holdco membership interests under the certificate of formation and limited liability company agreement of Holdco as in effect on the date of this Agreement and all applicable Laws to receive payments in connection with the transactions contemplated by this Agreement shall be fully satisfied, in each case other than as provided for under Section 2.02(e) and Article XI, and in respect of any Representative Reserve Amounts. Following the consummation of the transactions contemplated by this Agreement, the Seller Entities will have no obligations to make any payment whatsoever to any Person with respect to the ownership of any interests or capital stock of the Company or any stock options, other equity awards or warrants related thereto, other than as provided for under Section 2.02(e) and Article XI and in respect of any Representative Reserve Amounts.

ARTICLE V

Representations and Warranties Regarding Buyer

Buyer represents and warrants to the Seller Entities and the Interestholders as follows:

SECTION 5.01. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to carry on its business as presently conducted.

SECTION 5.02. Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the provisions of this Agreement. The execution, delivery and performance of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby and the compliance by Buyer with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by each Seller Entity, the Interestholders and the Company, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

SECTION 5.03. Noncontravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event) and compliance by Buyer with the provisions of this Agreement do not and will not conflict with, or, except as set forth in Section 5.03 of the disclosure schedule delivered by Buyer to the Company, result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Buyer under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (a) the certificate of incorporation or bylaws of Buyer, (b) any Contract to which Buyer is party or any of its properties or assets is subject or (c) subject to the governmental filings and other matters referred to in the following sentence, any Law or Order, in each case applicable to Buyer or any of its properties or assets, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate have not impaired and would not reasonably be expected to impair in any material respect the ability of Buyer to perform its obligations under this Agreement and have not prevented or materially impeded, interfered with, hindered or delayed and would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby (alone or in combination with any other event) or the compliance by Buyer with the provisions of this Agreement, except for (i) the filing of a notification and report form under the HSR Act and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not impaired and would not reasonably be expected to impair in any material respect the ability of Buyer to perform its obligations under this Agreement and has not prevented or materially impeded, hindered or delayed and would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated hereby.

SECTION 5.04. Capital Resources. Buyer has cash on hand and committed financing that, together, will on the Closing Date be sufficient to effect the Equity Purchase, including to pay the Estimated Purchase Price. Buyer has made available to the Seller Entities and the Company a copy of the Commitment Letter dated as of May 12, 2010, by and among Parent and Bank of America, N.A., Banc of America Securities LLC, Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC (the “Commitment Letter”, and the financing contemplated thereby and any alternative financing, including in the form of debt securities of Parent, the “Financing”), which Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and the other parties thereto. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or any of its Subsidiaries under any term or condition of the Commitment Letter and, as of the date of this Agreement, Buyer has no reason to believe that any portion of the Financing to be made thereunder will not be available to Buyer on a timely basis to consummate the Equity Purchase.

SECTION 5.05. Brokers. No broker, investment banker, financial advisor or similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Buyer and for which any Seller Entity or Interestholder could become liable.

SECTION 5.06. Securities Act. The Interests purchased by Buyer in the Equity Purchase are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of such Interests so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities Laws. Buyer acknowledges that the Interests have not been registered under the Securities Act or any other securities Laws. Buyer qualifies as an “accredited investor” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

ARTICLE VI

Covenants Relating to Conduct of Business

SECTION 6.01. Conduct of Business. (a) Conduct of Business by the Company and its Subsidiaries. During the period from the date of this Agreement to the Closing, except with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed) or as expressly permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, and each Seller Entity shall cause the Company and its Subsidiaries to, (a) use commercially reasonable efforts to carry on their respective businesses in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to continue to perform in all material respects under existing material Contracts in effect on the date of this Agreement (for the respective terms provided in such Contracts) and (c) use commercially reasonable efforts to maintain and preserve their business organizations, assets and properties and existing relationships and goodwill with customers, suppliers, creditors, lessors, sub-lessees, employees and contractors and other Persons having business dealings with the Company and its Subsidiaries. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed) or as expressly permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, membership interests, stock or property) in respect of, any of its membership interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent and dividends in respect of Taxes payable by the Seller Entities or their direct or indirect owners in the period from the date of this Agreement to the Closing in respect of income generated by the Company solely to the extent permitted by, and in accordance with, the LLC Agreement, (B) split, combine or reclassify any of its membership interests or issue any other securities in respect of, in lieu of or in substitution for membership interests or (C) purchase, redeem or otherwise acquire any membership interests or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities;

(ii) issue, deliver, sell, pledge or otherwise encumber any membership interests, any other voting securities or any securities convertible into, or exchangeable for, any membership interests or any stock options, warrants, calls or rights to acquire any such membership interests, voting securities or convertible securities or any equity appreciation rights or other rights that are linked in any way to the Interests or the value of any of the Company’s Subsidiaries or any portion thereof; provided that any such membership interests may be pledged or assigned for collateral purposes to secure Indebtedness that will be repaid on the Closing Date in accordance with Section 7.10;

(iii) amend its Certificate of Formation or LLC Agreement (or similar organizational documents);

(iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division thereof or (B) any assets, including in respect of any capital expenditures, except in the case of this clause (B) in the ordinary course of business consistent with past practice (provided that, from time to time at the request of Buyer, the Company shall provide a list of the current payables with respect to all capital expenditures of the Company and its Subsidiaries);

(v) directly or indirectly sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien (other than Permitted Encumbrances) or otherwise dispose of any of its properties or assets, except sales of used or obsolete tangible assets in the ordinary course of business consistent with past practice;

(vi) directly or indirectly (A) incur any Indebtedness or issue or sell any debt securities (other than Indebtedness or debt securities constituting Indebtedness that will be repaid on the Closing Date in accordance with Section 7.10) or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, enter into any guarantee or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other Person other than advances to employees in the ordinary course of business consistent with past practice;

(vii) (A) pay, discharge, settle or satisfy any litigation, claims (including claims of members or stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), (B) waive, release, grant or transfer any right of value or (C) waive any benefits of, or agree to modify in any adverse respect, or fail to enforce, any confidentiality, standstill or similar Contract; provided that, except with respect to the litigation described in Section 6.01(a)(vii) of the Company Disclosure Schedule, the Company or any of its Subsidiaries may settle any actual or threatened litigation or other dispute so long as such settlement only imposes (i) monetary obligations on the Company or any Subsidiary that are discharged prior to the open of business on the Closing Date and/or (ii) obligations on the Company or any Subsidiary that do not restrict operation of the businesses of the Company or its Subsidiaries.

(viii) (A) enter into any contract or agreement that would be a Section 3.08(a) Contract if it had been in existence on the date hereof, other than in each case in the ordinary course of business consistent with past practice, or (B) terminate, amend, renew or waive any material rights under any Section 3.08(a) Contract other than in the ordinary course of business consistent with past practice;

(ix) except as required to comply with applicable Law or any Contract, Benefit Plan or Benefit Agreement as in effect on the date of this Agreement or as expressly required pursuant to this Agreement, (A) grant any loan or pay or grant any bonus or award to any Participant, grant any increase in the compensation or benefits of any current or former manager, director or officer, or grant any material increase in the compensation or benefits of any other Participant, (B) pay or provide to any Participant any compensation or benefit not provided for under any Benefit Plan or Benefit Agreement other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any increase in severance, change in control, termination or similar compensation or benefits to any Participant, other than any Change in Control Payment or other amount that is paid prior to the open of business on the Closing Date or that, if not paid prior to the open of business on the Closing Date, will be set forth in the schedule required to be delivered by the Company under Section 7.11, (D) adopt, establish, enter into, materially amend or modify or agree to materially amend or modify, or terminate any material Benefit Plan, Benefit Agreement or collective bargaining agreement or other labor union contract, (E) grant any awards under any Benefit Plan (including the grant of stock options, equity appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract, Benefit Plan or Benefit Agreement or awards made thereunder), (F) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit or (G) take any action to accelerate the time of vesting or payment of any compensation or benefit;

(x) make any changes in financial accounting methods, principles or practices except as required by Law or GAAP;

(xi) make, revoke or change any Tax election, adopt or change any Tax accounting method or period or file any amended Tax Return, in each case except as required by Law, or settle any Tax claim or assessment, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, in each case outside of the ordinary course of business consistent with past practice; provided, however, that the Company or any of its Subsidiaries may settle any Tax audit, claim or assessment so long as (i) all monetary obligations incurred in such settlement are discharged prior to the Closing Date and (ii) such settlement will not increase the Taxes of the Company or its Subsidiaries, or bind the Company or its Subsidiaries to any Tax position, in any Post-Closing Tax Period; and

(xii) authorize any of, or commit, resolve, agree or propose to take any of, the foregoing actions.

Each of the Seller Entities agrees that, except with the prior written consent of Buyer or as expressly permitted by this Agreement, such Seller Entity shall not, and shall not permit any of its Subsidiaries to, take any action described in clause (i), (ii) or (ix) of this Section 6.01(a), or authorize any of, or commit, resolve, agree or propose to take any of, the foregoing actions, with respect to the employees of the Company and its Subsidiaries, as if such clauses prohibited such actions by the Seller Entities and their Subsidiaries.

(b) Advice of Changes. The Company and each of its Subsidiaries shall promptly advise Buyer orally and in writing of any change or event that would reasonably be expected to have a Material Adverse Effect. Upon obtaining Knowledge thereof, the Company and the Seller Entities shall give prompt notice to Buyer of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate if it were made as of the date of this Agreement or as of the date such Knowledge is obtained or being untrue or inaccurate as of either such date; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the parties under this Agreement except as provided in Section 3.20. Prior to the Closing, the Company may provide to Buyer a supplemental schedule that sets forth any customer identified in Section 3.20 of the Company Disclosure Schedule that, during the period from the date of this Agreement to the date of such supplemental schedule, has terminated or provided express notice to the Company or any of its Subsidiaries or any Seller Entity of its intent to cancel or otherwise terminate any Contract for the provision of services by the Company or any of its Subsidiaries; provided, however, that such supplemental schedule shall not affect the representations and warranties and the covenants, agreements or conditions to the obligations of the parties under this Agreement except as provided in Section 3.20.

(c) Litigation. The Company and the Seller Entities shall provide to Buyer immediate written notice and copies of all pleadings and correspondence in connection with any Litigation against the Company or any of its Subsidiaries or any of the Seller Entities or any of their respective managers or directors relating to the transactions contemplated hereby.

SECTION 6.02. No Solicitation. The Company and each Seller Entity and Interestholder shall not, nor shall any of them permit any of its Subsidiaries or Affiliates to, or authorize or permit any Participant or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly, on its or their behalf (i) solicit, initiate or encourage, or take any other action to facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than by Buyer or one of its Affiliates) relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 5% or more of the total revenue, operating income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (B) 5% or more of the outstanding membership interests in, or other equity or voting interests in, the Company, or any class of membership interests in, or other equity or voting interests in, any of the Subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement.

ARTICLE VII

Additional Covenants

SECTION 7.01. Access to Information. The Company and each Seller Entity shall, and shall cause each of their Subsidiaries to, afford to Buyer, and to Buyer’s officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, reasonable access during normal business hours during the period from the date of this Agreement to the Closing to (a) all of their respective properties, books, Contracts, records, consultants, attorneys, accountants, auditors (and, to the extent within the Company’s control, former auditors) and other advisors and representatives and (b) the Company’s and each Seller Entity’s managers, directors, officers, employees and contractors. Buyer will provide notice to the Company’s chief executive officer of, and an opportunity for such officer or another officer to participate in, any meetings with individuals described in clause (b). During such period, the Company shall, and shall cause each of its Subsidiaries to, make available to Buyer (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of Federal, state or local, domestic or foreign, Laws and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request, and, if requested, will use commercially reasonable efforts to make available to Buyer the work papers of the outside accountants and auditors of the Company and its Subsidiaries. Nothing set forth in this Section 7.01 or Section 7.03(b) shall (x) require any Person to disclose or make available to any Person any information or materials to the extent that doing so would reasonably be expected to result in a waiver of any applicable attorney-client, attorney work product, joint-defense or tax preparer-taxpayer privilege or (y) require any Person to take or allow any action that would unreasonably interfere with the Company’s or its Subsidiaries’ business or operations.

SECTION 7.02. Commercially Reasonable Efforts; Notification. (a) Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Equity Purchase and the other transactions contemplated by this Agreement, including using its commercially reasonable efforts to accomplish the following (provided, however, that this Section 7.02 shall not apply to any actions related to the Financing as to which Section 7.03 shall apply exclusively in determining Buyer’s obligations with respect thereto): (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any), (iii) the taking of all reasonable steps as may be necessary to avoid any Litigation by any Governmental Authority relating to the transactions contemplated by this Agreement and (iv) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and its board of managers shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby, use their commercially reasonable efforts to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be obligated to (A) agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Buyer or any of its

Subsidiaries or of the Company or any of its Subsidiaries or (B) litigate or contest any Litigation, whether judicial or administrative, (1) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, (2) seeking to prohibit or limit in any respect the ownership or operation by the Company, Buyer or any of their respective Subsidiaries of any asset (whether tangible or intangible) or any portion of any business of the Company, Buyer or any of their respective Subsidiaries or to require any such Person to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any asset (whether tangible or intangible) or any portion of any business of Buyer, the Company or any of their respective Subsidiaries, as a result of the transactions contemplated by this Agreement, (3) seeking to impose limitations on the ability of Buyer or any of its Subsidiaries to acquire or hold, or exercise full rights of ownership of, Interests, including the right to vote the applicable Interests on all matters properly presented to the applicable members of the Company, or (4) seeking to prohibit Buyer or any of its Subsidiaries from effectively controlling in any respect a portion of the business or operations of the Company or any of its Subsidiaries. The Company and Buyer will provide such assistance, information and cooperation to each other as is reasonably required to obtain any such nonactions, waivers, consents, approvals, Orders and authorizations and, in connection therewith, will notify the other Person promptly following the receipt of any comments from any Governmental Authority and of any request by any Governmental Authority for amendments, supplements or additional information in respect of any registration, declaration or filing with such Governmental Authority and will supply the other Person with copies of all correspondence between such Person or any of its representatives, on the one hand, and any Governmental Authority, on the other hand.

(b) Without limiting Section 7.02(a), within five business days after the date of this Agreement, Buyer and the Seller Entities will, or will cause their relevant Affiliates to, make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, and from time to time thereafter shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that is requested pursuant to the HSR Act. Without limiting the foregoing, the Seller Entities and Buyer shall and shall cause their respective Affiliates to request early termination of any waiting period or comparable period under the HSR Act and, unless the Seller Entities and Buyer consent otherwise (such consent not to be unreasonably withheld, conditioned or delayed), will not extend any such period unless such extension is required by any Governmental Entity.

(c) Without limiting the generality of Sections 7.02(a) and (b), the Seller Entities and the Company shall give Buyer, at Buyer’s expense, the opportunity to participate in (but not control) the defense of any Litigation against either Seller Entity, the Company, any of its Subsidiaries and/or any of their respective managers or directors relating to the transactions contemplated hereby and shall not enter into any settlement or other accommodation with respect thereto that is binding on the Company or any of its Subsidiaries or any of their properties or assets without Buyer’s prior written consent; provided that nothing in this Section 7.03 will require the Seller Entities or the Company to take any action to the extent that doing so would reasonably be expected to result in a waiver of any applicable attorney-client, attorney work product, joint-defense or tax preparer-taxpayer privilege.

SECTION 7.03. Financing. (a) Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be required, to arrange the Financing as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary, Buyer acknowledges and agrees that its obligation to consummate the Equity Purchase on the terms and subject to the conditions set forth herein is not conditioned upon the availability or consummation of the Financing, the availability of any replacement financing or receipt of the proceeds therefrom. If any portion of the Financing becomes unavailable or Buyer becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case on the terms and conditions set forth in the Commitment Letter, and such portion is required to consummate the Equity Purchase, Buyer shall, as promptly as practicable, use its commercially reasonable efforts to arrange and obtain alternative financing from alternative financial institutions in an amount sufficient to consummate the Equity Purchase on terms no less favorable to Buyer than those set forth in the Commitment Letter. Buyer shall give the Company prompt written notice of any material breach by any party to the Commitment Letter or any condition to the Financing becoming unable to be satisfied, in each case of which Buyer becomes aware, or of any termination of the Commitment Letter. Buyer shall keep the Company informed on a reasonably current basis of the status of the Financing.

(b) Subject to the last sentence of Section 7.01, the Company and each Seller Entity shall provide and shall cause their Subsidiaries and respective representatives to provide such cooperation in connection with the arrangement of the Financing or any alternative financing to finance in whole or in part the Equity Purchase as may be reasonably requested by Buyer, including by (i) on or as promptly as practicable following the date of this Agreement, (x) furnishing to Buyer and its financing sources pertinent information with respect to the Company and its Subsidiaries and their respective operations to be included in any prospectus, offering memorandum, rating agency presentation, bank book, information memorandum, lender presentation or similar document or marketing material, including the information set forth on Schedule 7.03(b)(i) of the Company Disclosure Schedule, and (y) assisting in the preparation of such documents, (ii) furnishing the information set forth in clauses (ii) and (iii) of Schedule 7.03(b) of the Company Disclosure Schedule on the dates set forth therein, (iii) making the Company’s chief executive officer and chief financial officer (but not other Company personnel, except as the Company may agree) available to participate in meetings with prospective investors or lenders or rating agencies, (iv) causing its independent accountants to provide reasonable assistance to Buyer consistent with their customary practice, to participate in customary due diligence and to provide the items listed in Section 7.03(b) of the Company Disclosure Schedule, (v) providing reasonable cooperation with prospective investors, arrangers, lenders, underwriters and their respective advisors in performing their due diligence; provided that none of the Company, the Seller Entities or any of their Subsidiaries shall be required to pay any fee or enter into any definitive agreement or incur any other liability in connection with the Financing prior to the Closing; and provided further that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company, the Seller Entities and their respective Subsidiaries.

(c) Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Seller Entities, the Company, their Subsidiaries or any of their respective representatives in connection with such cooperation (other than any costs incurred in connection with preparing and providing the information set forth on Section 7.03(b) of the Company Disclosure Schedule), whether or not the Closing occurs. Buyer shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any use of any information utilized in connection therewith, whether or not the Closing occurs. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of it Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

SECTION 7.04. Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Escrow Agreement, the Equity Purchase and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Equity Purchase and the other transactions contemplated hereby are consummated; provided that Buyer shall pay all fees in connection with the HSR filings relating to the Equity Purchase.

SECTION 7.05. Additional Agreements. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement or to vest Buyer with full title to the Interests, each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.

SECTION 7.06. SELLER AND INTERESTHOLDER RELEASE. EFFECTIVE AS OF THE CLOSING, EACH SELLER AND INTERESTHOLDER DOES FOR ITSELF, AND ITS AFFILIATES, PARTNERS, TRUSTEES, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE THE COMPANY AND ITS OFFICERS, MANAGERS, DIRECTORS, STOCKHOLDERS, AFFILIATES (OTHER THAN, IN THE CASE OF RELEASE BY THE INTERESTHOLDERS, THE SELLER ENTITIES), EMPLOYEES AND AGENTS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS. “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT THE APPLICABLE SELLER OR INTERESTHOLDER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR

SHALL OR MAY HAVE IN THE FUTURE, AS A MEMBER, MANAGER OR INTERESTHOLDER (BUT NOT AS AN EMPLOYEE), ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO THE COMPANY OR ITS AFFAIRS ON OR BEFORE THE CLOSING DATE; PROVIDED THAT RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT OF ANY SELLER OR INTERESTHOLDER CONTAINED IN THIS AGREEMENT (INCLUDING SECTION 7.09). IT IS THE INTENTION OF THE APPLICABLE SELLER OR INTERESTHOLDER IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 7.06 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY THE SELLER AND THE INTERESTHOLDERS, ON THE ONE HAND, AND THE RELEASED PARTIES, ON THE OTHER HAND, OF ALL RELEASED MATTERS. NOTWITHSTANDING ANYTHING HEREIN OR OTHERWISE TO THE CONTRARY, THE RELEASE CONTAINED IN THIS SECTION 7.06 WILL NOT BE EFFECTIVE SO AS TO BENEFIT A PARTICULAR RELEASED PARTY IN CONNECTION WITH ANY MATTER OR EVENT THAT WOULD OTHERWISE CONSTITUTE A RELEASED MATTER, BUT INVOLVED FRAUD, WILLFUL CONCEALMENT, WILLFUL MISCONDUCT OR THE BREACH OF ANY APPLICABLE LAW ON THE PART OF SUCH RELEASED PARTY. EACH SELLER AND INTERESTHOLDER HEREBY REPRESENTS TO THE COMPANY THAT SUCH SELLER OR INTERESTHOLDER HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN SUCH SELLER OR INTERESTHOLDER HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY SUCH SELLER OR INTERESTHOLDER. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 7.06 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 7.06, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

SECTION 7.07. Public Announcements. Except as otherwise required by applicable Law, none of the Company, the Seller Entities, Interestholders and Buyer shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated hereby without the written consent of the other parties hereto.

SECTION 7.08. Confidentiality. From and after the Closing, each Seller Entity and Interestholder shall, and shall use its commercially reasonable efforts to cause its Affiliates and their respective officers, managers, directors, employees, agents and representatives, as applicable, to, keep confidential and not disclose to any other Person, or use for their own benefit or the benefit of any other Person, any information regarding the Company, any of its Subsidiaries and the terms of this Agreement (including the Purchase Price, the Estimated Purchase Price, the Final Purchase Price and the Escrow Amount), in each case other than (a) in the ordinary course of reporting the results of its operations to its investors or lenders, (b) in the course of asserting or enforcing its rights under this Agreement or making or defending any claim arising out of this Agreement or the transactions contemplated by this Agreement, (c) to the extent required by Law, regulation, judicial or other governmental order or subpoena, civil investigative demand or other legal or investigative process, including to the extent required in connection with any Tax Return, or (d) any such information that (i) becomes generally available to the public other than as a result of a breach of this Section 7.08, (ii) is or becomes available to it or any of its representatives from a source not known by it to have provided such information in breach of any obligations of confidentiality to the Company, any of its Subsidiaries or Buyer or any of its Affiliates, or (iii) is developed or derived by it or any of its representatives without relying on or referring to information restricted by this sentence; provided that in the case of clauses (a), (b) and (c), each Seller Entity and Interestholder shall use commercially reasonable efforts to ensure that all such information that is so disclosed will be accorded confidential treatment. The parties shall adhere to the terms and conditions of that certain confidentiality agreement dated December 16, 2009, by and between Buyer and Holdco (as such agreement may be amended from time to time, the “Confidentiality Agreement”); provided that Parent and Buyer may disclose any information regarding the Company, any of its Subsidiaries and the terms of this Agreement to any potential financing sources and their representatives, subject to customary confidentiality arrangements.

SECTION 7.09. Indemnification. Buyer shall not take any action to impair, and after the Closing shall cause the Company and its Subsidiaries to perform, the Company’s and its Subsidiaries’ obligations under the Certificate of Formation and the LLC Agreement as in effect on the date of this Agreement to indemnify individuals who served as managers and officers of the Company or any of its Subsidiaries prior to the Closing for actions taken by such individuals in their capacity as managers and officers of the Company and its Subsidiaries prior to the Closing.

SECTION 7.10. Repayment of Indebtedness. At least two Business Days prior to the Closing, the Seller Entities shall deliver to Buyer (a) customary pay-off letters providing for the repayment of all Indebtedness owed by the Company or any of its Subsidiaries (other than Indebtedness owed to the Company or one of its Subsidiaries and other than any Indebtedness resulting from the treatment of the Real Property Leases as capital leases) as of immediately prior to the Closing and all ancillary obligations thereto (including all interest accrued thereon and all fees, charges or premiums associated therewith), which pay-off letters will (i) provide that upon payment of the amounts specified therein (collectively, the “Debt Pay-Off Amount”) by the Company and its Subsidiaries or on their behalf, all commitments related to such Indebtedness (other than claims for indemnity that have not been asserted) will be terminated and all Liens in or upon any of the assets or properties of the Company or any of its Subsidiaries arising from or in connection with such Indebtedness will be forever satisfied, released and discharged, and (ii) will provide for the filing of all documents necessary or desirable to effectuate, or reflect in public record, such satisfaction, release and discharge after such amounts have been paid as specified therein, and (b) a complete and correct list of the payees specified in the pay-off letters, the amount payable to each such payee and wire instructions for each such payee.

SECTION 7.11. Transaction Fees; Change of Control Payments. Prior to the Closing, the Company shall cause each payee of Transaction Fees to submit to the Company a written invoice for the full amount of such payee’s Transaction Fees, which invoice shall provide that, upon payment of such invoice, all amounts due to such payee by the Company for services rendered in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in full. At least two business days prior to the Closing, the Company shall provide to Buyer a complete and correct list of (a) the payees of Transaction Fees, the amount of Transaction Fees payable to each such payee and wire instructions for each such payee and (b) the payees of Change of Control Payments, if any, and the amount of Change of Control Payments payable to each such payee, which Change of Control Payments Buyer will cause the Company to pay on the Company’s first regularly-scheduled payroll date to occur on or after the Closing Date.

SECTION 7.12. Seller Benefit Arrangements. The Seller Entities shall (a) cause each provision in each Benefit Plan and Benefit Agreement providing for the issuance, transfer or grant of any Interests, equity awards or other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company or any of its Subsidiaries to be deleted prior to the Closing, (b) ensure, prior to the Closing, that as of and immediately after the Closing, but without giving effect to any action taken by Buyer or taken by the Company after the Closing, there shall be no rights to acquire any Interests, equity awards or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company or any of its Subsidiaries, and (c) from and after the Closing, retain all liabilities and obligations arising from or relating to any Seller Benefit Arrangement, other than with respect to the Change of Control Payments set forth in the schedule required to be delivered by the Company under Section 7.11.

SECTION 7.13. Seller Entities and Interestholder Transfer of Assets. The Seller Entities and the Interestholders shall cause, prior to the Closing, any rights they have to any assets of, or related to the business or operations of, the Company and its Subsidiaries (including rights to Intellectual Property (including the Company’s name and trademarks), contract rights, warranty claims and causes of action), other than cash held by the Seller Entities and not arising out of the Company’s operations, to be exclusively assigned and transferred to the Company and shall ensure that, except as provided in Section 3.17 of the Company Disclosure Schedule, the Contracts described in Section 3.17 will terminate or be terminated at or prior to the Closing.

SECTION 7.14. Non-Solicitation of Employees. During the period of two (2) years following the Closing, the Seller Entities, Abry, any Interestholder that is a Participant, and any Interestholder that is an employee of any Seller Entity and is involved in the operations of the Company, shall not, and shall cause their Affiliates and their respective officers, managers, directors, employees, agents and representatives not to, directly or indirectly, solicit, influence, entice or encourage to cease or curtail his or her employment or relationship with the Company or Parent or any of its Affiliates, or hire or attempt to hire, whether as an employee, consultant or otherwise, any person who, at the date of this Agreement, is (a) an employee of or consultant to the Company or any of its Subsidiaries or Parent or any of its Affiliates or (b) an employee of any Seller Entity which employee is involved in the operations of the Company or any of its Subsidiaries as of the date of this Agreement. Notwithstanding the foregoing, the restrictions of this Section 7.13 shall not apply to (i) the placement of general advertisements or other notices of employment opportunities which are not targeted directly or indirectly towards such employees or consultants, (ii) any solicitation of any employee or consultant whose employment by the Company or any of its Subsidiaries has been terminated by the Company prior to such solicitation or (iii) any solicitation or employment by or on behalf of any business that is a portfolio company of Abry or any of its Affiliates that (a) is not controlled by Abry, or (b) is not involved in the business or operations of a data center, so long as such solicitation or employment is not undertaken by or at the request or suggestion of, or otherwise based on discussions with, personnel of Abry or any of its Affiliates that are otherwise subject to this Section 7.14.

SECTION 7.15. Incentive Share Agreements. Holdco hereby irrevocably exclusively assigns and transfers to the Company, effective as of the Closing, all of Holdco’s rights as of the time of the Closing under all incentive share agreements (each an “Incentive Share Agreement”) between any “employee” (as defined therein), on the one hand, and Holdco, on the other hand, with respect to confidentiality, non-use of confidential information, non-competition, non-solicitation and work product, including provisions of the Incentive Share Agreements that relate to enforcement of such rights, in each case to the fullest extent that such assignment is permitted under the terms of the Incentive Share Agreements. For the avoidance of doubt, no obligations of Holdco with respect to any Incentive Share Agreement shall be assigned or transferred hereunder.

SECTION 7.16. Additional Interestholders. The Seller Entities and the Interestholders shall use commercially reasonable efforts to cause, including by the exercise of all rights under the Shareholders Agreement made as of July 3, 2007, by and among Holdco and the members and shareholders of Holdco party thereto, prior to the Closing Date all other holders of membership interests of Holdco that are not party to this Agreement (the “Additional Interestholders”) to become party to or otherwise be bound (in a form reasonably acceptable to Buyer) by all the terms and conditions of this Agreement as an Interestholder.

SECTION 7.17. Legal Representation. (a) Recognizing that Kirkland & Ellis LLP (the “Legal Representative”) has acted as legal counsel to the Company, its Subsidiaries, the Seller Entities and certain of their Affiliates prior to the Closing, Buyer hereby waives, on its own behalf, and on behalf of the Company and its Subsidiaries effective as of the Closing, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with the Legal Representative representing the Seller Entities and/or their Affiliates after the Closing in connection with the Seller Entities and/or their Affiliates asserting or enforcing its or their rights under this Agreement or making or defending any claim arising out of this Agreement or the transactions contemplated by this Agreement. In addition, all communications involving attorney-client confidences between Holdco, any of its Subsidiaries, any Interestholder or any of their respective Affiliates and either the Legal Representative or Craig H. Cavalier (or both the Legal Representative and Craig H. Cavalier) in the course of the negotiation, documentation and consummation of the transactions contemplated hereby and preparations relating thereto shall be deemed to be attorney-client confidences that belong solely to the Seller Entities and their Affiliates other than the Company and its Subsidiaries. Accordingly, Buyer and its Affiliates, including the Company and its Subsidiaries after the Closing, shall not have access to any such communications, or to the files of the Legal Representative or Craig H. Cavalier relating to any such representation, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Seller Entities and their Affiliates (and not the Company and its Subsidiaries) shall be the sole holders of, and have the sole right to waive, the attorney-client privilege with respect to any such representation, and none of Buyer and its Affiliates, including the Company and its Subsidiaries, shall be a holder of or have the right to waive such privilege, (ii) to the extent that files of the Legal Representative or Craig H. Cavalier in respect of such representation constitute property of the client, only the Seller Entities and their Affiliates (and not the Company and its Subsidiaries) shall hold such property rights and (iii) the Legal Representative and Craig H. Cavalier shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or any of its Subsidiaries by reason of any attorney-client relationship between the Legal Representative or Craig H. Cavalier and the Company or any of its Subsidiaries or otherwise.

(b) The Seller Entities and Interestholders hereby acknowledge and agree, that, after the Closing, Craig H. Cavalier may represent the Company in connection with any matters not related to this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that Craig H. Cavalier shall not represent any of the parties hereto in connection with any such party asserting or enforcing its rights under this Agreement or making or defending any claim arising out of this Agreement or the transactions contemplated by this Agreement; it being understood that (i) Craig H. Cavalier may represent a party controlling the defense of a Third Party Claim under Section 11.04(a) and/or the Indemnified Person against whom such claim was made, against such third party, and (ii) any party may discuss with Craig H. Cavalier factual matters underlying a dispute under this Agreement, subject to his obligations as counsel to the Company after the Closing and the provisions of Section 7.17(a).

ARTICLE VIII

Conditions Precedent

SECTION 8.01. Conditions to Each Party’s Obligation to Effect the Equity Purchase. The respective obligations of each party to effect the Equity Purchase are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Antitrust. Any waiting period (or extension thereof) applicable to the Equity Purchase under the HSR Act or any other applicable competition, antitrust or similar Law shall have been terminated or shall have expired.

(b) No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other restraint or prohibition arising under any Law (collectively, “Legal Restraints”) which has the effect of preventing the consummation of the Equity Purchase shall be in effect, and no Litigation in which any such Legal Restraint is sought will be pending.

SECTION 8.02. Conditions to Obligations of Buyer. The obligations of Buyer to effect the Equity Purchase are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The Qualified Seller Representations that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the Qualified Seller Representations contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The other representations and warranties of the Company and each Seller Entity and Interestholder contained herein (without giving effect to any qualifications therein regarding materiality or Material Adverse Effect) shall be true and correct on the Closing Date (or, in the case of representations made as of a specified date, on such date), except with respect to facts and circumstances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Buyer shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer or chief financial officer of the Company, on behalf of each Seller Entity by an authorized signatory such Seller Entity and on behalf of the Interestholders by the Interestholder Representative, in each case as to only those representations and warranties that are made in this Agreement by such party.

(b) Performance of Obligations of the Company. The Company, each Seller Entity and each Interestholder shall have performed in all material respects all obligations required to be performed by the Company or such Seller Entity or Interestholder under this Agreement on or prior to the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer or chief financial officer of the Company, on behalf of each Seller Entity by an authorized signatory of such Seller Entity and on behalf of the Interestholders by the Interestholder Representative, in each case as to only such obligations that are to be performed by such party.

(c) Legal Restraint. No Legal Restraint shall be in effect that would reasonably be expected to result, directly or indirectly, in (i) a restraint or prohibition on the consummation of the transactions contemplated by this Agreement; (ii) a prohibition or limitation in any respect on the ownership or operation by the Company, Buyer or any of their respective Subsidiaries of any asset (whether tangible or intangible) or any portion of the business of the Company, Buyer or any of their respective Subsidiaries, or a requirement that any such Person divest or hold separate any asset (whether tangible or intangible) or any portion of the business of the Company, Buyer or any of their respective Subsidiaries, in each case, as a result of the transactions contemplated by this Agreement; (iii) a limitation on the ability of Buyer or any of its Subsidiaries to acquire or hold, or exercise full rights of ownership of, any Interests, including the right to vote the Interests on all matters properly presented to the applicable members of the Company; or (iv) a prohibition on Buyer or any of its Subsidiaries effectively controlling in any respect a portion of the business or operations of the Company or its Subsidiaries.

(d) No Litigation. There shall not be pending any Litigation that would reasonably be expected to result in any Legal Restraint having any of the effects set forth in clauses (i) through (iv) of Section 8.02(c).

(e) Consents of Third Parties. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that Buyer or the Company shall have obtained the consents described in Section 8.02(e) of the Company Disclosure Schedule.

(f) Employees. The employees listed in Section 8.02(f) of the Company Disclosure Schedule shall not have terminated or given notice to terminate employment with the Company, Buyer or any of their respective Subsidiaries prior to the Closing.

(g) Manager Resignations. Buyer shall have received duly executed resignations, to be effective immediately after the Closing, of all limited liability company managers of the Company, in form and substance satisfactory to Buyer, and shall have taken all such other actions as are necessary to accomplish such resignations.

(h) Interestholders. Holders of 100% of the membership interests of Holdco immediately prior to the Closing shall have become party to or otherwise bound by this Agreement and Buyer shall have received the schedule described in the definition of the term “Pro Rata Portion” in Section 1.02.

(i) Delivery of Audit Opinion and Financial Statements. The items listed in Section 7.03(b)(ii) of the Company Disclosure Schedule shall have been delivered to Buyer on the date set forth therein and the financial statements (including the footnotes included therein) required to be delivered thereunder shall contain the same figures as those contained in the financial statements (including the footnotes included therein) that were delivered to Buyer in accordance with items 1 and 2 of Section 7.03(b)(i) of the Company Disclosure Schedule.

SECTION 8.03. Conditions to Obligations of Seller Entities. The obligation of the Company and the Seller Entities to effect the Equity Purchase is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The Qualified Buyer Representations that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the Qualified Buyer Representations contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The other representations and warranties of Buyer contained herein (without giving effect to any qualifications therein regarding materiality, including material adverse effect) shall be true and correct on the Closing Date (or, in the case of representations made as of a specified date, on such date), except with respect to facts and circumstances that, individually or in the aggregate, have not had and would not reasonably be expected to have a material and adverse effect on Buyer’s ability to comply with this Agreement. The Seller Entities shall have received a certificate signed on behalf of Buyer by an authorized signatory of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and the Seller Entities shall have received a certificate signed on behalf of Buyer by an authorized signatory of Buyer to such effect.

SECTION 8.04. Frustration of Closing Conditions. None of the Company, any Seller Entity or Buyer may rely on the failure of any condition set forth in Section 8.01, 8.02 or 8.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with the terms of this Agreement, including Section 7.02 of this Agreement. For the avoidance of doubt, no Litigation commenced by any party to this Agreement or any of its Affiliates will be deemed to cause the conditions set forth in Section 8.01(b) or Section 8.02(d) to be not satisfied.

ARTICLE IX

Certain Tax Matters

SECTION 9.01. Preparation and Filing of Tax Returns; Payment of Taxes. (a) Holdco shall timely prepare and file, or cause to be timely prepared and filed, on a basis consistent with the past practices of the Company and its Subsidiaries, all Tax Returns required to be filed by the Company and its Subsidiaries on or prior to the Closing Date; provided, however, that such Tax Returns shall not be filed without the written consent of Buyer which shall not be unreasonably withheld. Holdco shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns.

(b) Buyer shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns required to be filed by the Company and its Subsidiaries for any Straddle Period and shall present such Tax Returns to Holdco for review at least 30 days prior to the date on which such Tax Returns are required to be filed. Buyer shall consider in good faith any suggestions or comments made by Holdco after such review. Buyer shall timely pay all Taxes due with respect to such Tax Returns; provided, however, that the portion of such Taxes attributable to the Pre-Closing Tax Period shall be reflected as a liability in the Working Capital Amount. In the case of any Straddle Period (i) real, personal and intangible property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle

Period and (ii) all other Taxes for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

SECTION 9.02. Control of Audits; Cooperation. (a) Subject to the provisions of Article XI, Buyer shall be entitled to control any audit, suit, action or proceeding related to the Taxes of the Company and its Subsidiaries (“Tax Claims”); provided, however, that (i) Buyer shall notify the Interestholder Representative of significant developments with respect to such Tax Claims controlled by Buyer and (ii) Buyer shall not settle or compromise any Tax Claim for which the Seller Entities or Interestholders will have an indemnity obligation under Article XI without the prior written consent of the Interestholder Representative (which consent shall not be unreasonably withheld).

(b) Buyer, the Seller Entities and the Company shall, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to cooperate, in preparing and filing all Tax Returns (including Tax Returns of the Seller Entities) with respect to all Pre-Closing Tax Periods or Straddle Periods, including by maintaining and making available all books and records in connection with Taxes in their possession and making available personnel to the extent reasonably requested to do so.

SECTION 9.03. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and applicable real estate transfer and stock transfer Taxes applicable to the Equity Purchase shall be borne 50% by the Seller Entities and 50% by Buyer.

SECTION 9.04. Tax Sharing Agreements. The Company shall cause any Tax sharing or similar agreements or arrangements between the Company and its Subsidiaries, on the one hand, and any other Person, on the other hand, to be terminated on or before the Closing Date. After the Closing Date, no Person shall have any rights or obligations under any such agreements or arrangements.

SECTION 9.05. FIRPTA Certificate. On the Closing Date, Holdco shall deliver to Buyer a certificate certifying that the Equity Purchase is exempt from withholding under Section 1445 of the Code.

SECTION 9.06. Treatment of Equity Purchase. For U.S. Federal income Tax purposes, Buyer and the Seller Entities shall treat and report the Equity Purchase as an acquisition by Buyer of all of the assets of the Company from the Seller Entities in exchange for the Final Purchase Price and the amount of all liabilities of the Company and its Subsidiaries as of the Closing Date (subject to the provisions of Article XI of this Agreement).

SECTION 9.07. Purchase Price Adjustment and Allocation. (a) Buyer and the Seller Entities shall treat any amounts payable pursuant to Section 2.02 and Article XI, as an adjustment to the Final Purchase Price for all Tax purposes to the extent permitted by applicable Law.

(b) Buyer and the Seller Entities shall allocate the Final Purchase Price and the amount of all liabilities of the Company and its Subsidiaries as of the Closing

Date among the assets of the Company and its Subsidiaries (the “Purchase Price Allocation”). The Purchase Price Allocation shall be prepared in accordance with Section 1060 of the Code. Neither Buyer nor the Seller Entities (nor any of their respective Affiliates) shall file any Tax Return, or take any position with any Governmental Authority, that is inconsistent with the Purchase Price Allocation.

(c) Buyer shall deliver a draft of the Purchaser Price Allocation (the “Proposed Purchase Price Allocation”) to the Interestholder Representative for review as soon as reasonably practicable after the Closing Date (and in no event later than 180 days after the Closing Date).

(d) The Interestholder Representative shall raise any objections to the Proposed Purchase Price Allocation within 30 days after delivery by Buyer. Buyer and the Interestholder Representative shall negotiate in good faith to resolve any differences for 30 days after delivery of such objection. If Buyer and the Interestholder Representative reach written agreement within this period, the Proposed Purchase Price Allocation, as amended by such written agreement, shall become the Purchase Price Allocation.

(e) In the event that Buyer and the Interestholder Representative cannot agree on the appropriate allocation within the 30-day negotiation period set forth in Section 9.08(d) above, the matter shall be referred to an independent valuation expert (whose fees shall be borne equally by Buyer and the Seller Entities) for resolution as promptly as practicable. The final determination of the valuation expert shall be binding upon Buyer and the Seller Entities as the Purchase Price Allocation.

ARTICLE X

Termination, Amendment and Waiver

SECTION 10.01. Termination. This Agreement may be terminated, and the Equity Purchase contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by written consent of Buyer, the Seller Entities and the Company;

(b) by either Buyer, on the one hand, or the Seller Entities and the Company, on the other hand:

(i) if the Equity Purchase shall not have been consummated by the earlier of (A) the date that is 60 days from the date of the Company’s delivery of the information set forth in Section 7.03(b)(i) of the Company Disclosure Schedule and (B) July 26, 2010, for any reason; provided, however, that the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to any party if such failure of the Equity Purchase to occur on or before such date was caused by such party’s failure to comply with the terms of this Agreement, including Section 7.02 of this Agreement; or

(ii) if any Legal Restraint which has an effect set forth in Section 8.01(b) shall be in effect and shall have become final and nonappealable;

(c) by Buyer (i) if the Company, any Seller Entity or any Interestholder shall have breached in any material respect any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of any Seller Entity, any Interestholder or the Company contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 8.02(a) or (b), and (B) has not been or is not reasonably capable of being cured within 30 days after the Seller Entities’ receipt of written notice thereof from Buyer or (ii) if any Legal Restraint having any of the effects set forth in clauses (i) through (iv) of Section 8.02(c) shall be in effect and shall have become final and nonappealable; or

(d) by any Seller Entity or the Company, if Buyer shall have breached in any material respect any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Buyer contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 8.03(a) or (b) and (ii) has not been or is not reasonably capable of being cured by Buyer within 30 days after its receipt of written notice thereof from the Company.

SECTION 10.02. Effect of Termination. In the event of termination of this Agreement by the Company, the Seller Entities or Buyer as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Seller Entity or Interestholder, Buyer or the Company or any of their respective officers, managers or directors, other than the provisions of Section 3.19 (relating to broker’s fees), the final sentence of Section 7.08 (relating to the Confidentiality Agreement), Buyer’s obligations to provide reimbursement and indemnity pursuant to Section 7.03(c), the provisions of Section 7.04 (relating to fees and expenses), this Section 10.02 and Article XII, which shall in each case survive any such termination, and except to the extent that such termination results from a material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. Nothing in this Section 10.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement if this Agreement is terminated or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement prior to termination of this Agreement.

SECTION 10.03. Amendment. This Agreement may be amended at any time; provided, however, that there shall be made no amendment that by Law requires approval by members or stockholders of the parties without the approval of such members or stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer, Direct Seller, Holdco and the Interestholder Representative.

SECTION 10.04. Extension; Waiver. At any time prior to or after the Closing, Buyer, the Seller Entities, the Company and the Interestholder Representative may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that there shall be made no amendment that by Law requires approval by members or stockholders of the parties without the approval of such members or stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided that to the extent indicated in such an instrument executed by the Interestholder Representative, any such extension or waiver by the Interestholder Representative will be valid and binding on all Interestholders. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE XI

Indemnification

SECTION 11.01. Indemnification by the Seller Entities and the Interestholders. (a) Subject to the limitations set forth in this Article XI, from and after the Closing, Buyer and its Affiliates and their respective subsidiaries, officers, managers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) shall be held harmless and indemnified by the Escrow Fund and, to the extent provided under Section 11.01(b), each Seller Entity and Interestholder, to the extent of any Losses arising from, in connection with or otherwise with respect to:

(i) any inaccuracy in, or breach of, any representation or warranty of either Seller Entity or the Company contained in Articles III or IV or in the certificate delivered pursuant to Section 8.02(a) to the extent relating to such representations and warranties (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Loss with respect thereto, all such representations and warranties that are qualified as to materiality, other than by reference to a specified dollar amount, or by reference to a Material Adverse Effect shall be deemed to be not so qualified; provided that, with respect to the representations and warranties set forth in Sections 3.06(a) and 3.08(a)(xiv) and in the certificate delivered pursuant to Section 8.02(a) to the extent relating to such representations and warranties, the foregoing exclusion shall not apply for purposes of determining the existence of any inaccuracy or breach of such representation and warranty, but shall apply for purposes of determining the amount of any Loss with respect thereto);

(ii) any failure by either Seller Entity or (prior to the Closing) the Company to perform, fulfill or comply with any covenant, agreement, obligation or undertaking contained in this Agreement;

(iii) any inaccuracy in, or breach of, any representation or warranty of any Interestholder contained in Article IV or in the certificate delivered pursuant to Section 8.02(a) to the extent relating to such representations (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Loss with respect thereto, all such representations and warranties that are qualified as to materiality or by reference to a Material Adverse Effect shall be deemed to be not so qualified);

(iv) any failure by any Interestholder to perform, fulfill or comply with any covenant, agreement, obligation or undertaking contained in this Agreement; and

(v) any Third Party Claim against the Company or any of its Subsidiaries, or any obligation required under applicable Law, to the extent such claim or obligation relates to the time period prior to, or arises out of events occurring prior to or conditions existing as of, the Closing.

(b) In the event that any Seller-Indemnified Parties are entitled to indemnification under this Section 11.01 and the amounts remaining in the Escrow Fund are insufficient or unavailable (including as a result of the Escrow Funds having been released to the Seller Entities or the Interestholders under the terms of the Escrow Agreement) to address any such indemnification obligation, then in each such case each Seller Entity and Interestholder shall, subject to the limitations set forth in this Article XI, indemnify and hold harmless the Indemnified Parties to the extent of any such Loss but only to the extent that such Loss exceeds the amounts then remaining in the Escrow Fund. Notwithstanding anything to the contrary in this Article XI, prior to making any indemnification claim pursuant to clause (i), (ii) or (v) of Section 11.01(a) against any Seller Entity or Interestholder directly, an Indemnified Party must first make a claim against the Escrow Fund until the Escrow Fund is depleted in its entirety.

(c) Notwithstanding any other provision of this Article XI (except as provided in Section 11.06):

(i) no Person shall have any liability under clauses (i), (ii) and (v) of Section 11.01(a) for any Losses unless the aggregate amount of such Losses for which indemnification would otherwise be available under such clause exceeds $500,000 (the “Deductible Amount”), in which event recovery by the Indemnified Parties shall be limited to that portion of such Losses that exceeds the Deductible Amount; provided, however, that the limitation set forth in this clause (i) shall not apply to any claim for indemnification to the extent arising out of an inaccuracy or breach of any Specified Seller Representation;

(ii) the Seller Entities and the Interestholders shall have no liability under clauses (i), (ii) and (v) of Section 11.01(a) other than indirect liability in the form of payments from the Escrow Fund, and no Seller-Indemnified Person shall have recourse to any Person in respect of any such liability other than from the Escrow Fund; provided, however, that the limitation set forth in this clause (ii) shall not apply to any claim for indemnification to the extent arising out of an inaccuracy or breach of any Specified Seller Representation;

(iii) no Interestholder shall have any liability or obligation, other than indirect liability in the form of payments from the Escrow Fund, (A) pursuant to clause (i) of Section 11.01(a) other than in respect of an inaccuracy in, or breach of, a Specified Seller Representation made by Seller or the Company, or (B) pursuant to clause (ii) or (v) of Section 11.01(a);

(iv) neither Seller Entity will have any liability or obligation, and no Seller-Indemnified Person shall have any right to be indemnified from the Escrow Fund, pursuant to clause (iii) or (iv) of Section 11.01(a);

(v) an Interestholder’s liability for any Losses pursuant to clause (i) of Section 11.01(a) (which shall be limited as provided in clause (iii) above) shall not exceed such Interestholder’s Pro Rata Share of such Losses that are not paid by the Seller Entities or from the Escrow Fund;

(vi) no Interestholder will have any liability or obligation with respect to any representation, warranty, covenant, agreement, obligation or undertaking of any other Interestholder, any inaccuracy therein or any breach thereof; and

(vii) an Interestholder’s liability under this Section 11.01(a) shall not exceed the aggregate portion of the Final Purchase Price that such Interestholder receives from Holdco on or after the Closing Date.

(d) For purposes of this Article XI, the amount of any Loss suffered or incurred by the Seller-Indemnified Persons shall be determined net of any amounts recovered by any of the Seller-Indemnified Persons (including the Company or any of its Subsidiaries) under insurance policies with respect to such Loss.

(e) For purposes of this Article XI, Losses shall not include any liability of the Company or any of its Subsidiaries, to the extent such amount (i) was included in the Debt Pay-Off Amount or constituted a Change of Control Payment or Transaction Fee, in each case to the extent paid prior to or at the Closing or listed on the schedule to be provided by the Company pursuant to Section 7.11 or (ii) was reflected as a liability in the Closing Working Capital Amount.

(f) The obligations of each Seller Entity and Interestholder under Section 11.01 shall not be affected by any knowledge by any Seller-Indemnified Party at or prior to the Closing of any breach of representation or warranty, whether such knowledge came from the Company, any Seller Entity or any other Person, or any waiver of Section 8.02.

SECTION 11.02. Indemnification by Buyer. Subject to the limitations set forth in this Article XI, from and after the Closing, each Seller Entity, each Interestholder, their respective Affiliates and the respective subsidiaries, officers, managers, directors, employees and agents of the foregoing (collectively, the “Buyer-

Indemnified Parties”) shall be held harmless and indemnified by Buyer to the extent of any Losses arising from, in connection with or otherwise with respect to:

(i) any inaccuracy in, or breach of, any representation or warranty of Buyer contained in Article V or the certification delivered pursuant to Section 8.03(a) (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Loss with respect thereto, all such representations and warranties that are qualified as to materiality shall be deemed to be not so qualified); and

(ii) any failure by Buyer or (after the Closing) the Company to perform, fulfill or comply with any covenant, agreement, obligation or undertaking contained in this Agreement.

SECTION 11.03. Termination of Indemnification. Except with respect to any fraud, willful concealment or willful misconduct, each Seller Entity’s, Interestholder’s and Buyer’s obligations to indemnify and hold harmless any other party pursuant to clauses (i) (other than with respect to the Specified Seller Representations), (ii), (iii), (iv) and (v) of Section 11.01(a) and clauses (i) (other than with respect to the Specified Buyer Representations) and (ii) of Section 11.02, as applicable, shall terminate on the first anniversary of the Closing Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the applicable Seller-Indemnified Party or Buyer-Indemnified Party (in either case, the “Indemnified Party”) shall have, before such first anniversary, previously made a claim by delivering a notice of such claim in accordance with this Agreement to the applicable Indemnitor, which obligations shall survive until all such claims have are resolved. Any other obligation to indemnify and hold harmless any Indemnified Party shall terminate 90 days after expiration of the relevant statute of limitations, taking into account extensions thereof; provided, however, that such obligations shall not terminate with respect to any item as to which the applicable Indemnified Party has, before the expiration of the relevant period, taking into account extensions thereof, made a claim by delivering a notice of such claim in accordance with this Agreement to the Seller Entities, which obligations shall survive until such claim has been resolved.

SECTION 11.04. Procedures. (a) Third Party Claims. (i) If a claim by a third party is made against an Indemnified Party in respect of, arising out of or involving a matter for which the Indemnified Party is entitled to be indemnified pursuant to this Article XI (a “Third Party Claim”), such Indemnified Party must notify the Seller Entities and the Interestholder Representative (if such Indemnified Party is a Seller-Indemnified Party and intends to seek indemnification pursuant to clauses (i), (ii) or (v) of Section 11.01(a)), the Interestholder subject to such claim (if such Indemnified Party is a Seller-Indemnified Party and intend to seek indemnity pursuant to clause (iii) or (iv) of Section 11.01(a)) or Buyer (if such Indemnified Party is a Buyer-Indemnified Party) (the Seller Entities, the Interestholder Representative and Buyer are referred to herein as the “Indemnitors”) in writing of the Third Party Claim promptly following receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent (and only to the extent) such party (or, in the case of a claim made pursuant to clause (i), (ii) or (v) of Section 11.02(a), the Seller Entities or the Interestholders) shall have been actually and materially prejudiced as a result of such failure.

(ii) The Indemnitor shall be entitled to assume and control the defense (including settlement) of a Third Party Claim, through counsel of the Indemnitor’s choice, at the Indemnitor’s expense; provided that, if the Indemnitor elects to assume and control the defense of such Third Party Claim, then the Indemnified Party may participate in (but not control) such defense, through counsel of its choice, at its own expense. In conducting such defense, the Indemnitor may elect, subject to Section 11.04(a)(iv), to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Authority with respect thereto, and, subject to Section 11.04(a)(iv), may, in its sole discretion, either pay the amount claimed and sue for a refund where applicable Law permits such refund suits or settle or contest the Third Party Claim.

(iii) So long as the Indemnitor is controlling the defense of a Third Party Claim in good faith, the Indemnified Party and its Affiliates shall (and the parties hereto shall and shall cause their Affiliates to) reasonably cooperate with the Indemnitor by providing records and information that are reasonably relevant to such Third Party Claim.

(iv) Whether or not the Indemnitor has elected to control the defense of any Third Party Claim, the Indemnified Party shall not settle or compromise such Third Party Claim without the written consent of the Indemnitor; provided that no such consent will be required if the Indemnified Party agrees (on behalf itself and all other Seller-Indemnified Parties or other Buyer-Indemnified Parties, as the case may be) to forego all claims for indemnification under this Article XI with respect to such Third Party Claim, so long as such Indemnified Party uses reasonable efforts to obtain in such settlement a release of the Seller Entities and the Interestholders (in the case of a Seller-Indemnified Party) or Buyer (in the case of a Buyer-Indemnified Party) with respect to all such Third Party Claims. If the Indemnitor elects to control the defense of any Third Party Claim, then the Indemnitor shall not settle or compromise such Third Party Claim without the written consent of the Indemnified Party; provided that no such consent will be required if such settlement or compromise imposes no obligation on the Indemnified Party other than (A) obligations that are to be satisfied by or on behalf of the Indemnitor, (B) granting a general release relating to the subject matter of such Third Party Claim, and (C) customary confidentiality and other undertakings relating to such settlement, compromise and release.

(b) Direct Claims. In the event any Indemnified Party should have a claim under Section 11.01 or 11.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnitor. The failure by any Indemnified Party so to notify the Indemnitor shall not relieve the

Indemnitor from any liability that it may have to such Indemnified Party under Section 11.01 or 11.02, except to the extent (and only to the extent) that such party (or, in the case of a claim made pursuant to clause (i), (ii) or (v) of Section 11.02(a), the Seller Entities or the Interestholders) shall have been actually and materially prejudiced as a result of such failure. If the Indemnitor does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnitor disputes the Seller Entities’ liability to the Indemnified Party under Section 11.01 or 11.02, as applicable, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Seller Entities under Section 11.01 (if asserted by a Seller-Indemnified Party under clause (i), (ii) or (v) of Section 11.01(a)), a liability of the Interestholder in question (if asserted by a Seller-Indemnified Party under clause (iii) or (iv) of Section 11.01(a)), or a liability of Buyer under Section 11.02 (if asserted by a Buyer-Indemnified Party), and the Seller Entities, such Principal Interestholder or Buyer, as the case may be, shall pay or cause to be paid to the extent otherwise provided in this Article XI the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

SECTION 11.05. Exclusive Representations and Warranties. Except for the representations and warranties set forth in Articles III and IV and the certificate delivered pursuant to Section 8.02(a), none of the Seller Entities, the Company or any of its Subsidiaries or any Interestholder, or their respective employees, Affiliates, members, agents or representatives, makes or has made any representation or warranty, express or implied, concerning the Company or any of its assets or properties or the transactions contemplated by this Agreement. Without limiting the foregoing, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV OR SUCH CERTIFICATE, THE COMPANY, SELLER AND THE INTERESTHOLDERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESSES OR ASSETS OF THE COMPANY OR ITS SUBSIDIARIES, AND SELLER, THE COMPANY AND THE INTERESTHOLDERS SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES.

SECTION 11.06. Exclusive Remedy. If the Closing occurs, the right to indemnification under this Article XI shall constitute the sole and exclusive remedy of the Indemnified Parties for Losses or otherwise arising from, in connection with or otherwise with respect to any inaccuracy in, or breach of, any representation, warranty or certification or breach of any covenant or agreement of the Company, any Seller Entity, any Interestholder or Buyer, as applicable, in this Agreement, or any document delivered pursuant to or in connection with this Agreement, other than (a) with respect to fraud, willful concealment or willful misconduct and (b) specific enforcement of the terms and provisions of this Agreement that are to be performed after the date of this Agreement.

ARTICLE XII

Miscellaneous

SECTION 12.01. Survival of Representations and Covenants. The representations, warranties, covenants and agreements contained in this Agreement and in the certificates delivered pursuant to Sections 8.02(a) and 8.03(a) shall survive the Closing and remain in full force and effect until the indemnification obligation therefor terminates in accordance with Section 11.03.

SECTION 12.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:

if to Buyer or (after the Closing) the Company, to:

Cincinnati Bell Inc.

221 East Fourth Street

Cincinnati, OH 45202

Attention: Christopher Wilson, Vice President & General Counsel

Facsimile: (513) 721-7358

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Robert I. Townsend III

Facsimile: (212) 474-3700

if to a Seller Entity, an Interestholder or (prior to the Closing) the Company, to:

c/o ABRY Partners, LLC

111 Huntington Avenue

30th Floor

Boston, MA 02199

Attention: C.J. Brucato

Facsimile: (617) 859-8797

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: John Kuehn

Facsimile: (212) 446-6460

SECTION 12.03. Interpretation. When a reference is made in this Agreement to an Article or to a Section, Subsection, Exhibit, Schedule or Annex, such reference shall be to an Article of, a Section or Subsection of, or an Exhibit, Schedule or Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein, in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. References to days means calendar days unless otherwise specified. For all purposes set forth in this Agreement, other than with respect to Section 7.03, the Real Property Leases shall be deemed to be operating leases and not capital leases; provided that for purposes of the definition of “Current Liabilities” in Section 1.02, the effect of Real Property Leases is excluded pursuant to clauses (i) and (ii) of such definition whether such Real Property Leases are treated for accounting purposes as operating leases or capital leases.

SECTION 12.04. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

SECTION 12.05. Severability. If any term or provision of this Agreement (or any portion thereof) or the application of such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 12.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Escrow Agreement, the Confidentiality Agreement and the Employment Agreements (including the documents and instruments referred to herein or therein) (a) constitute the entire agreement, and supersede all prior agreements and understandings both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the parties hereto any rights or remedies (other than (i) in the case of Article XI, the Indemnified Parties, (ii) solely with respect to Section 7.09, the managers, and officers of the Company prior to the Closing and (iii) solely with respect to Sections 12.07, 12.09 and 12.10, the Financing Sources).

SECTION 12.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 12.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without (a) the prior written consent of Buyer, in the case of any assignment by the Company prior to the Closing or in the case of any assignment by a Seller Entity or any Interestholder at any time or (b) the Interestholder Representative, in the case of any assignment by the Company after the Closing or in the case of an assignment by Buyer at any time; provided that without any such consent (i) Direct Seller may assign its rights under this Agreement to Holdco or the Interestholder Representative in connection with the dissolution of Direct Seller after the Closing, (ii) Holdco may assign its rights under this Agreement to the Interestholder Representative in connection with the dissolution of Holdco after the Closing and (iii) any Interestholder Representative may assign its right under this Agreement to any successor Interestholder Representative. Subject to the preceding sentence, this

Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

SECTION 12.09. Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court sitting in the County of New York and the United States District Court for the Southern District of New York (collectively, the “Chosen Courts”), for the purposes of any Litigation arising out of or in connection with this Agreement or any transactions contemplated hereby (and each agrees that no such Litigation relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 12.02 shall be effective service of process for any Litigation in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any Litigation arising out of or in connection with this Agreement or the transactions contemplated hereby in the Chosen Courts, or that any such Litigation brought in any such court has been brought in an inconvenient forum.

SECTION 12.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.10.

SECTION 12.11. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including specifically enforcing any party’s obligation to consummate the Closing) in the Chosen Courts, this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 12.12. Further Assurances. Each Seller Entity, Interestholder, the Company and Buyer agrees to execute and deliver, upon the written request of any party hereto, any and all such further instruments and documents as reasonably appropriate for the purpose of obtaining the full benefits of this Agreement.

IN WITNESS WHEREOF, each of Buyer, Parent, the Company, each Seller Entity and each Interestholder has caused this Agreement to be signed by her, him or its officers thereunto duly authorized as of the date first written above.

CINCINNATI BELL TECHNOLOGY SOLUTIONS INC.,

By	/s/ Gary Wojtaszek
Name: Gary Wojtaszek
Title: Chief Financial Officer

CINCINNATI BELL INC.,

By	/s/ Gary Wojtaszek
Name: Gary Wojtaszek
Title: Chief Financial Officer

CYRUS NETWORKS, LLC,

By	/s/ C. J. Brucato

CY-ONE PARENT LLC,

By	/s/ C. J. Brucato

CY-ONE HOLDINGS LLC,

By	/s/ C. J. Brucato

INTERESTHOLDERS,

ABRY PARTNERS V, L.P.
By ABRY Capital Partners, L.P. Its General Partner
By ABRY Capital Partners, LLC its General Partner

By:	/s/ C. J. Brucato

ABRY INVESTMENT PARTNERS L.P.
By ABRY Investment GP, LLC Its General Partner

By:	/s/ C. J. Brucato

ABRY PARTNERS V AFFILIATED INVESTORS, L.P.
By ABRY Capital Partners, L.P. Its General Partner
By ABRY Capital Partners, LLC its General Partner

By:	/s/ C. J. Brucato

/s/ David Ferdman
David Ferdman

/s/ Craig H. Cavalier
Craig H. Cavalier

/s/ Blake McLane
Blake McLane

/s/ Daniel Vazquez
Daniel Vazquez

/s/ Paul Marvin
Paul Marvin

/s/ Kenneth Wolverton
Kenneth Wolverton

ACALRE HOLDINGS, LP

By:	/s/ David Ferdman

Its:	MP

/s/ Andrew Bursten
Andrew Bursten

/s/ Lawrence Bursten
Lawrence Bursten

BURSTEN FAMILY LIMITED PARTNERSHIP II

By:	/s/ Andrew Bursten

Its:	Partner

ANNEX I

INDEX OF DEFINED TERMS

Term	Defined in Section

Abry	2.03

Accounting Firm	2.02

Additional Interestholders	7.16

Affiliate	1.02

Agreement	Preamble

At-Will Employment Agreements	1.02

Audited Financial Statements	3.04

Benefit Agreements	3.06

Benefit Plans	3.10

business day	1.02

Buyer	Preamble

Buyer-Indemnified Parties	11.02

Capital Expenditures Amount	1.02

Certificate of Formation	3.01

Change of Control Payments	1.02

Chosen Courts	12.09

Closing	2.01

Closing Date	2.01

Closing Statement	2.02

Closing Capital Expenditures Amount	2.02

Closing Working Capital Amount	2.02

Code	1.02

Commitment Letter	5.04

Company	Preamble

Company Disclosure Schedule	Article III

Company Intellectual Property	1.02

Confidentiality Agreement	7.08

Contract	3.03

Current Assets	1.02

Term	Defined in Section

Current Liabilities	1.02

Debt Pay-Off Amount	7.10

Deductible Amount	11.01

Direct Seller	Preamble

Employment Agreements	Recitals

Environmental Claims	3.11

Environmental Law	3.11

Environmental Permits	3.11

Equity Purchase	Recitals

ERISA	3.12

Escrow Agent	2.01

Escrow Agreement	2.01

Escrow Amount	2.01

Escrow Fund	2.01

Estimated Purchase Price	2.02

Estimated Capital Expenditures Amount	2.02

Estimated Working Capital Amount	2.02

Final Purchase Price	1.01

Financial Statements	3.04

Financing	5.04

Financing Sources	1.02

GAAP	1.02

Governmental Authority	1.02

Hazardous Materials	3.11

Holdco	Preamble

HSR Act	3.03

Incentive Share Agreements	7.15

Indebtedness	1.02

Indemnified Party	11.03

Indemnitors	11.04(a)

Intellectual Property	1.02

2

Term	Defined in Section

Interestholders	Preamble

Interestholder Representative	2.03

Interests	Recitals

IRS	3.12

Knowledge	1.02

LLC Agreement	3.01

Law	1.02

Legal Representative	7.17

Legal Restraints	8.01

Lien	1.02

Litigation	3.07

Losses	1.02

Material Adverse Effect	1.02

Notice of Disagreement	2.02

Order	3.03

Owned Real Property	3.14(b)

Parent	Preamble

Participant	3.06

Pension Plan	3.10

Permits	3.09

Permitted Encumbrances	1.02

Person	1.02

Post-Closing Tax Period	1.02

Pre-Closing Tax Period	1.02

Proposed Purchase Price Allocation	9.07

Pro Rata Portion	1.02

Purchase Price	1.01

Purchase Price Allocation	9.07

Qualified Buyer Representations	1.02

Qualified Seller Representations	1.02

Real Property Lease	3.08

3

Term	Defined in Section

Release	3.11

Released Matters	7.06

Released Party	7.06

Representative Reserve Amounts	1.02

Scheduled Intellectual Property	3.15

Section 3.08(a) Contracts	3.08

Securities Act	5.06

Seller Benefit Arrangements	3.12

Seller Entities	Preamble

Seller-Indemnified Parties	11.01(a)

Specified Buyer Representations	1.02

Specified Seller Representations	1.02

Straddle Period	1.02

Subsidiary	1.02

Takeover Proposal	6.02

Target Capital Expenditures Amount	1.02

Target Working Capital Amount	1.02

Tax	1.02

Tax Claims	9.02

Tax Return	1.02

Third Party Claim	11.04

Transaction Fees	1.02

Treasury Regulations	1.02

Unaudited Financial Statements	3.04

Working Capital Amount	1.02

4